LOAN AGREEMENT

Dated as of March 21, 2014

By and Among

Borrowers (as defined herein),

Operating Lessees (as defined herein)

and

GERMAN AMERICAN CAPITAL CORPORATION,
as Lender

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Section 1.1 Specific Definitions	1
Section 1.2 Index of Other Definitions	20
Section 1.3 Principles of Construction	22

Article 2 THE LOAN	22
Section 2.1 The Loan	22
2.1.1 Agreement to Lend and Borrow	22
2.1.2 Single Disbursement to Borrowers	22
2.1.3 The Note	22
2.1.4 Use of Proceeds	22
Section 2.2 Interest Rate	23
2.2.1 Interest Rate	23
2.2.2 Default Rate	23
2.2.3 Interest Calculation	23
2.2.4 Usury Savings	23
Section 2.3 Loan Payments	23
2.3.1 Payments	23
2.3.2 Payments Generally	24
2.3.3 Payment on Maturity Date	24
2.3.4 Late Payment Charge	24
2.3.5 Method and Place of Payment	24
Section 2.4 Prepayments	24
2.4.1 Prepayments	25
2.4.2 Defeasance	25
2.4.3 Open Prepayment	28
2.4.4 Mandatory Prepayments	28
2.4.5 Prepayments After Default	29
Section 2.5 Release of Properties	29
2.5.1 Release Upon Defeasance	29
2.5.2 Sale of a Property	29
2.5.3 Release on Payment in Full	31

Article 3 REPRESENTATIONS AND WARRANTIES	31
Section 3.1 Borrowers and Operating Lessees Representations	31
3.1.1 Organization; Special Purpose	31
3.1.2 Proceedings; Enforceability	31
3.1.3 No Conflicts	32
3.1.4 Litigation	32
3.1.5 Agreements	32
3.1.6 Consents	32
3.1.7 Properties; Title	33
3.1.8 ERISA; No Plan Assets	34

i

Page

3.1.9 Compliance	34
3.1.10 Financial Information	34
3.1.11 Easements; Utilities and Public Access	35
3.1.12 Assignment of Leases	35
3.1.13 Insurance	35
3.1.14 Flood Zone	35
3.1.15 Physical Condition	35
3.1.16 Boundaries	36
3.1.17 Leases	36
3.1.18 Tax Filings	36
3.1.19 No Fraudulent Transfer	36
3.1.20 Federal Reserve Regulations	37
3.1.21 Organizational Chart	37
3.1.22 Organizational Status	37
3.1.23 Bank Holding Company	37
3.1.24 No Casualty	37
3.1.25 Purchase Options	37
3.1.26 FIRPTA	37
3.1.27 Investment Company Act	37
3.1.28 Fiscal Year	38
3.1.29 Other Debt	38
3.1.30 Contracts	38
3.1.31 Full and Accurate Disclosure	38
3.1.32 Other Obligations and Liabilities	38
3.1.33 Intellectual Property/Websites	38
3.1.34 Operations Agreements	39
3.1.35 Franchise Agreement	39
3.1.36 Operating Lease	39
3.1.37 Illegal Activity	39
Section 3.2 Survival of Representations	39

Article 4 BORROWERS’ AND OPERATING LESSEES’ COVENANTS	39
Section 4.1 Payment and Performance of Obligations	39
Section 4.2 Due on Sale and Encumbrance; Transfers of Interests	39
Section 4.3 Liens	40
Section 4.4 Special Purpose	41
Section 4.5 Existence; Compliance with Legal Requirements	41
Section 4.6 Taxes and Other Charges	41
Section 4.7 Litigation	42
Section 4.8 Title to the Properties	42
Section 4.9 Financial Reporting	42
4.9.1 Generally	42
4.9.2 Quarterly Reports	43
4.9.3 Annual Reports	44
4.9.4 Other Reports	44
4.9.5 Annual Budget	45
4.9.6 Additional Approved Operating Expenses	46

ii

Page

4.9.7 Breach	46
4.9.8 Hotel Accounting	47
Section 4.10 Access to Properties	47
Section 4.11 Leases.	47
4.11.1 Generally	47
4.11.2 Approvals.	47
4.11.3 Covenants	49
4.11.4 Security Deposits	49
Section 4.12 Repairs; Maintenance and Compliance; Alterations	49
4.12.1 Repairs; Maintenance and Compliance	49
4.12.2 Alterations	50
Section 4.13 Approval of Major Contracts	50
Section 4.14 Property Management	50
4.14.1 Management Agreement	50
4.14.2 Prohibition Against Termination or Modification	51
4.14.3 Replacement of Manager	51
Section 4.15 Performance by Borrower; Compliance with Agreements	52
Section 4.16 Licenses; Intellectual Property; Website	52
4.16.1 Licenses	52
4.16.2 Intellectual Property	52
4.16.3 Website	52
Section 4.17 Further Assurances	52
Section 4.18 Estoppel Statement	53
Section 4.19 Notice of Default	53
Section 4.20 Cooperate in Legal Proceedings	53
Section 4.21 Indebtedness	54
Section 4.22 Business and Operations	54
Section 4.23 Dissolution	54
Section 4.24 Debt Cancellation	54
Section 4.25 Affiliate Transactions	54
Section 4.26 No Joint Assessment	54
Section 4.27 Principal Place of Business	55
Section 4.28 Change of Name, Identity or Structure	55
Section 4.29 Costs and Expenses	55
Section 4.30 Indemnity	56
Section 4.31 ERISA	57
Section 4.32 Patriot Act Compliance	58
Section 4.33 Hotel Covenants	59
Section 4.34 Operating Lease	60

Article 5 INSURANCE, CASUALTY AND CONDEMNATION	60
Section 5.1 Insurance	60
5.1.1 Insurance Policies	60
5.1.2 Insurance Company	65
Section 5.2 Casualty	66
Section 5.3 Condemnation	67
Section 5.4 Restoration	68

iii

Page

Article 6 CASH MANAGEMENT AND RESERVE FUNDS	72
Section 6.1 Cash Management Arrangements	73
Section 6.2 Intentionally Omitted	73
Section 6.3 Tax Funds	73
6.3.1 Deposits of Tax Funds	73
6.3.2 Release of Tax Funds	73
Section 6.4 Insurance Funds	74
6.4.1 Deposits of Insurance Funds	74
6.4.2 Release of Insurance Funds	74
6.4.3 Acceptable Blanket Policy.	74
Section 6.5 Intentionally Omitted	74
Section 6.6 PIP Reserve	74
6.6.1 Deposit of PIP Funds	74
6.6.2 Release of PIP Funds	75
Section 6.7 Intentionally Omitted	75
Section 6.8 Intentionally Omitted	75
Section 6.9 FF&E Reserve Funds	75
6.9.1 Deposits of FF&E Reserve Funds	75
6.9.2 Release of FF&E Reserve Funds	76
Section 6.10 Casualty and Condemnation Account	76
Section 6.11 Cash Collateral Funds	76
Section 6.12 Property Cash Flow Allocation	77
6.12.1 Order of Priority of Funds in Deposit Account	77
6.12.2 Failure to Make Payments	78
6.12.3 Application After Event of Default	78
Section 6.13 Security Interest in Reserve Funds	78

Article 7 PERMITTED TRANSFERS	79
Section 7.1 Permitted Transfer of the Entire Property	79
Section 7.2 Permitted Transfers	81
Section 7.3 Cost and Expenses; Searches; Copies	83

Article 8 DEFAULTS	84
Section 8.1 Events of Default	84
Section 8.2 Remedies	87
8.2.1 Acceleration	87
8.2.2 Remedies Cumulative	87
8.2.3 Severance	88
8.2.4 Lender’s Right to Perform	89

Article 9 SALE AND SECURITIZATION OF MORTGAGES	89
Section 9.1 Sale of Mortgages and Securitization	89
Section 9.2 Securitization Indemnification	93
Section 9.3 Severance	96
9.3.1 Severance Documentation	96
9.3.2 New Mezzanine Loan Option	96
9.3.3 Cooperation; Execution; Delivery	97

iv

v

Schedules and Exhibits

Schedules:

Schedule I	-	Financial Statements
Schedule II	-	Property Improvement Plans
Schedule III	-	Organization of Borrowers and Operating Lessees
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intellectual Property/Websites
Schedule VII	-	Location of Properties and Allocated Loan Amounts
Schedule VIII	-	REA
Schedule IX	-	Franchise Agreements

Exhibits:

Exhibit A	-	Secondary Market Transaction Information

vi

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 21, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), ARC HOSPITALITY BALTIMORE, LLC (“MD Borrower”) and ARC HOSPITALITY PROVIDENCE, LLC (“RI Borrower”), each a Delaware limited liability company, having an address at 106 York Road, Jenkintown, Pennsylvania 19046 (each a “Borrower” and collectively, together with their respective permitted successors and assigns, “Borrowers”) and ARC HOSPITALITY TRS BALTIMORE, LLC (“MD Operating Lessee”) and ARC HOSPITALITY TRS PROVIDENCE, LLC (“RI Operating Lessee”), each a Delaware limited liability company, having an address at 106 York Road, Jenkintown, Pennsylvania 19046 (each an “Operating Lessee” and collectively, together with their respective permitted successors and assigns, “Operating Lessees”)

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrowers desire to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Allocated Loan Amount” shall mean, with respect to each Property, the amount set forth with respect to such Property on Schedule VII.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Property, four percent (4%) of the Allocated Loan Amount for such Property.

“Annual Budget” shall mean the operating and capital budget for the Property owned by any Borrower setting forth, on a month-by-month basis, in reasonable detail, each line item of such Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.

“Appraised Value” shall mean, the fair market value of each Property that will remain subject to the Liens of the Loan Documents after giving effect to the release of a Property pursuant to Section 2.5.2 reflected in an appraisal paid for by Borrowers that is (i) dated not more than ninety (90) days prior to the date of anticipated the sale of any Property pursuant to Section 2.5.2 (ii) signed by a qualified, independent MAI appraiser reasonably selected or approved by Lender, (iii) addressed to Lender and its successors and assigns, (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and (v) otherwise reasonably satisfactory to Lender in all material respects.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by a Borrower or an Operating Lessee and either (i) included in the Approved Annual Budget for the Property owned by such Borrower or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved FF&E Expenditures” shall mean the cost of FF&E Expenditures incurred by a Borrower or an Operating Lessee and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Operating Expenses” shall mean operating expenses incurred by Borrowers or Operating Lessees that (i) are for non-discretionary items (e.g., real estate taxes, electric, gas, oil, water, sewer or other utility service to a Property or sales and/or use tax pass-throughs), to the extent there is an unanticipated increase in such non-discretionary item beyond what is set forth for such item in the then-current Approved Annual Budget or (ii) are reasonably approved by Lender (provided that  Lender shall be deemed to have approved an operating expense that is an Emergency Expenditure in the event that (A) it would be impracticable, as reasonably determined by Borrowers, under the circumstances to obtain Lender’s prior approval thereof despite Borrowers using their commercially reasonable efforts to contact Lender to obtain such approval, or (B) Lender shall have failed to respond to any request for such approval, made by Borrowers using their commercially reasonable efforts to contact Lender, prior to the date on which such Emergency Expenditure is required, as reasonably determined by Borrowers, under the circumstances to be made).

“Approved Replacement Guarantor” shall mean a Person that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee” and whose financial condition, including net worth and liquidity (which financial condition shall be deemed satisfied if such net worth and liquidity satisfies the Guarantor Financial Covenants), is acceptable to Lender in Lender’s reasonable discretion, and who has not been the subject of a material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude, or a civil proceeding in which such Person has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud their creditors, in each case in the past seven (7) years, and who either Controls Borrowers and Operating Lessees (or any Transferee Borrower, as applicable) or owns a direct or indirect interest in Borrowers and Operating Lessees (or any Transferee Borrower, as applicable).

2

“ARC OP” shall mean, American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership.

“Assignment of Agreements” shall mean each Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from each Borrower and each Operating Lessee, collectively, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean each first priority Assignment of Leases and Rents, dated as of the date hereof, from each Borrower and each Operating Lessee, collectively, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean each Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrowers, Operating Lessees, Manager and Lender.

“Assignment of Sub-Management Agreement” shall mean each Assignment of Sub-Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrowers, Operating Lessees, Manager, Sub-Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of any Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to any Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Deposit Account Agreement of even date herewith among Lender, Borrowers, Operating Lessees, Manager and Sub-Manager.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement dated the date hereof by and among Borrowers, Operating Lessees, Lender and Clearing Account Bank.

3

“Clearing Account Bank” shall mean Bank of America, N.A.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee and/or Liquidated Damages Amount, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgages, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period.

“Debt Service Coverage Ratio” shall mean, a ratio in which:

(a) the numerator is the Underwritten Net Cash Flow; and

(b) the denominator is the annual Debt Service.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Defeasance Collateral” shall mean U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the Scheduled Defeasance Payments.

“Defeasance Percentage” shall mean the percentage derived by dividing, (i) in the case of an initial Partial Defeasance, the original principal amount of the Defeased Note by the original principal amount of the Note or (ii) in the case of a subsequent Defeasance, the amount of the subsequent Defeased Note by the original principal amount of its corresponding Undefeased Note.

4

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole discretion change the Deposit Bank from time to time. Lender shall provide notice to Borrowers of any change in the Deposit Bank.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “Baa3” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement or (b) Clearing Account Bank, provided that, with respect to this clause (b), the ratings by each of the applicable Rating Agencies for the short-term unsecured debt obligations or commercial paper and long-term unsecured debt obligations of such institution are at least equal to the ratings for such institution in effect as of the date hereof.

“Emergency” shall mean an unexpected event that is reasonably likely to cause imminent harm to persons or property at a Property.

“Emergency Expenditure” shall mean any amount required to be paid by any Borrower or Operating Lessee to any Person that is not an Affiliate of a Borrower or an Operating Lessee by reason of the occurrence of an Emergency.

“Energy Supply Agreement” shall mean that certain Energy Supply Agreement dated as of February 29, 2000 between Trigen-Inner Harbor East, LLC and MD Borrower (as successor-in-interest to Harbor East Parcel C - Hotel, LLC).

5

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrowers, Operating Lessees and Guarantors in connection with the Loan for the benefit of Lender.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrowers and Operating Lessees (or any Borrower or any Operating Lessee) or the Guarantors, or is treated as a single employer together with Borrowers and Operating Lessees (or any Borrower or any Operating Lessee) or the Guarantors under Section 414 of the Code or Title IV of ERISA.

“FF&E” shall mean fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on a Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on a Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for Hotels, current edition).

“FF&E Expenditure” for any period shall mean the amount expended for FF&E Work in, at or to any Property.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreement” shall mean each franchise agreement entered into by and between a Borrower or an Operating Lessee and a franchisor (each, a “Franchisor”), or any replacement franchise agreement entered into by and between a Borrower or an Operating Lessee and a Manager in accordance with the terms of the Loan Documents, pursuant to which, in each case, a Borrower or an Operating Lessee has the right to operate the hotel located on its Property under a name and/or hotel system controlled by such Franchisor. The Franchise Agreements in place as of the Closing Date are described on Schedule IX.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

6

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Properties from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).

“Guarantors” shall mean collectively, ARC OP, AR Capital, LLC, a Delaware limited liability company, Nicholas S. Schorsch, William M. Kahane, Edward M. Weil, Jr., Brian S. Block, Peter M. Budko or any other Person that now or hereafter guarantees the obligations of any Borrower and any Operating Lessee under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Lender.

“Hotel Transactions” shall mean, collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of any Borrower’s and/or any Operating Lessee’s business conducted at the hotel located at a Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Operating Lessee or in any Affiliate of any Borrower or any Operating Lessee, (ii) is not connected with any Borrower or any Operating Lessee or any Affiliate of any Borrower or any Operating Lessee as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

7

“Independent Accountant” shall mean (i) KPMG LLP, (ii) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrowers and reasonably acceptable to Lender or (iii) such other certified public accountant(s) selected by Borrowers, which is Independent and reasonably acceptable to Lender.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Duane Morris LLP in connection with the Loan.

“Interest Rate” shall mean a rate of 4.30% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for Hotels, current edition.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in a Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. As used herein, the term “Leases” shall not include Hotel Transactions.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Borrower, any Operating Lessee or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower or any Operating Lessee, at any time in force affecting any Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

8

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property or any interest therein, or any direct or indirect interest in any Borrower or any Operating Lessee, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor License Cooperation Agreement” shall mean each Agreement Regarding Liquor License, dated as of even date herewith, by and among each Borrower, each Operating Lessee and Sub-Manager in favor of Lender.

“Loan” shall mean the loan in the original principal amount of Forty Five Million and Five Hundred Thousand and No/100 Dollars ($45,500,000) made by Lender to Borrowers pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Sub-Management Agreement, the Liquor License Cooperation Agreement, the Subordination Agreement and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or executed and delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.40:1.00 and shall end if the Properties have achieved a Debt Service Coverage Ratio of at least 1.45:1.00 for two consecutive Calculation Dates, as determined by Lender.

“LTV Percentage” shall mean the ratio calculated by Lender (expressed as a percentage) of (i) the then Outstanding Principal Balance of the Loan and any New Mezzanine Loan (excluding the amount of any Defeased Note) to (ii) the Appraised Value of the Properties remaining subject to the Lien of the Loan Documents after giving effect to the release of the Property in question.

“Major Contract” shall mean (i) any management, brokerage or leasing agreement that would obligate any Borrower or Operating Lessee to pay a sum in excess of $50,000 per year, (ii) any Hotel Transaction relating to a reservation lasting for more than 365 days and covering more than five (5) guest rooms or one meeting room, or (iii) any cleaning, maintenance, service or other contract or agreement (including the Energy Supply Agreement) of any kind (other than Leases) of a material nature (materiality for these purposes to mean contracts which (a) extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind) or (b) would obligate any Borrower or Operating Lessee to pay an aggregate sum in excess of $50,000 per year), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of any Property.

9

“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than ten thousand (10,000) rentable square feet (ii) contains an option or other preferential right to purchase all or any portion of any Property, (iii) is with an Affiliate of any Borrower or any Operating Lessee as Tenant, or (iv) is entered into during the continuance of an Event of Default.

“Management Agreement” shall mean, collectively, the management agreements entered into by and between a Borrower or an Operating Lessee and the current Manager or any replacement management agreement entered into by and between a Borrower or an Operating Lessee and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property owned and/or leased by such Borrower or such Operating Lessee.

“Manager” shall mean American Realty Capital Hospitality Properties, LLC, a Delaware limited liability company, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance or financial condition of any Borrower, any Operating Lessee, any Guarantor or any Property, (ii) the ability of any Borrower, any Operating Lessee or any Guarantor to perform, in all material respects, their obligations under this Agreement and each of the other Loan Documents to which such Borrower, such Operating Lessee or such Guarantor is a party or (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document.

“Material Alteration” shall mean any alteration affecting structural elements of any Property the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall any of the following constitute a Material Alteration: (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (ii) alterations performed as part of a Restoration, (iii) any work performed pursuant to a PIP or (iv) alterations the costs for which are adequately covered in the current Approved Annual Budget or constitute Emergency Expenditures that have been approved or deemed approved by Lender.

“Maturity Date” shall mean the date on which the final payment of principal of the Note (or the Undefeased Note, if applicable) becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

10

“MD Operating Lease” shall mean that certain Lease Agreement dated as of the date hereof between MD Borrower and MD Operating Lessee

“Mezzanine Trigger Period” shall commence and continue for so long as any New Mezzanine Loan is outstanding.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs (which amount shall include (x) estimated sales and use tax pass-throughs and (y) base management fees payable to Manager pursuant to the Management Agreement, but shall in no event include any incentive management fees payable to Manager pursuant to the Management Agreement).

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be May 6, 2014.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, collectively, (i) the first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by MD Borrower as security for the Loan and encumbering the Property owned by MD Borrower, and (ii) the first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by RI Borrower as security for the Loan and encumbering the Property owned by RI Borrower, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Sales Proceeds” shall mean, with respect to the sale of any Property, the gross proceeds of such sale less all reasonable and customary transaction costs approved by Lender in its reasonable discretion (provided that in no event shall Net Sales Proceeds be less than ninety-four percent (94%) of the gross proceeds of any such sale).

“New Guarantor Documents” shall mean, collectively, an additional guaranty and environmental indemnity agreement, as applicable, in substantially the same form as each guaranty and environmental indemnity issued by Guarantors in connection with the Loan, including, without limitation, the Guaranty and the Environmental Indemnity, each executed by a Approved Replacement Guarantor, and accompanied by (a) a legal opinion reasonably acceptable to Lender and acceptable to the Rating Agencies from counsel reasonably acceptable to Lender and acceptable to the Rating Agencies as to the due authorization, execution, delivery and enforceability of each such additional guaranty and environmental indemnity, and (b) an additional or updated Insolvency Opinion covering such Approved Replacement Guarantor.

“Note” shall mean, collectively, that certain Promissory Note of even date herewith in the principal amount of Forty-Five Million and No/100 Dollars ($45,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and any Defeased Note and Undefeased Note that may exist from time to time.

11

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and Borrowers’ and Operating Lessees’ obligations for the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by a Borrower which is signed by an authorized senior officer of a Borrower.

“Open Prepayment Date” shall mean January 6, 2019.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrowers or Operating Lessee during such period in connection with the operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP, and the Uniform System of Accounts for Hotels, current edition. Operating Expenses specifically shall include (i) all expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the greater of four percent (4%) of Operating Income and the management fees actually paid under the Management Agreements, (iv) administrative, payroll, security and general expenses for the Properties, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Properties, (vi) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (vii) cost of attendance by employees at training and manpower development programs, (viii) association dues, (ix) computer processing charges, (x) operational equipment and other lease payments as reasonably approved by Lender, (xi) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums, (xiii) costs and expenses payable by Borrowers for “Centralized Services” (as defined in the Management Agreement) and expenses reimbursable to Manager pursuant to Section 6.03 of the Management Agreement, provided that the expenses set forth in this clause (xiii) are set forth in the Approved Annual Budget, and (xiv) all underwritten reserves required by Lender hereunder (without duplication). Operating Expenses shall also include all franchise fees and expenses incurred in connection with any Franchise Agreement. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan (including any costs in connection with the acquisition of the Property) or the sale, exchange, transfer, financing or refinancing of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, (6) any of the foregoing operating expenses which are paid from deposits to cash reserves and previously included in Operating Expenses and (7) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

12

“Operating Income” shall mean, for any period, all income of Borrowers and Operating Lessees during such period from the use, ownership or operation of the Properties, including:

(a) all amounts payable to any Borrower or any Operating Lessee by any Person as Rent and other amounts under Leases or other agreements relating to any Property;

(b) business interruption insurance proceeds allocable to the applicable reporting period; and

(c) all other amounts which in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, are included in each Borrower’s and each Operating Lessee’s annual financial statements as operating income attributable to the Property owned and/or leased by such Borrower and such Operating Lessee.

Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of any Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than a Borrower or an Operating Lessee as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(7)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease termination payments and (g) any Rents paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition.

“Operating Lease” shall mean, individually or collectively, as the context may require, the MD Operating Lease and/or the RI Operating Lease.

“Operations Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of any Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including expenses allocated to and required to be paid by a Borrower under any REA, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrowers and Operating Lessees contained herein; (b) the performance of each obligation of Borrowers and Operating Lessees contained in any other Loan Document; and (c) the performance of each obligation of Borrowers and Operating Lessees contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

13

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies and Surveys, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on a Property provided that any such Lien is bonded or discharged within thirty (30) days after a Borrower or an Operating Lessee first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3 and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, collectively, (i) that certain Property Condition Report prepared by Nova Consulting for the MD Property dated as of February 17, 2014 and (ii) that certain Property Condition Report prepared by Nova Consulting for the RI Property dated as of February 18, 2014.

“PIP” shall mean, collectively, those certain property improvement plans attached hereto as Schedule II-A and II-B and any other property improvement plans that are issued in connection with any Franchise Agreement.

“PIP Costs” shall mean the total amount required to complete any PIP.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) three percent (3%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Business Day and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice. Any prepayment notice delivered pursuant to Section 2.4 may be rescinded by Borrower upon delivery of written notice to Lender not less than three (3) Business Days prior to the date specified for prepayment in the prepayment notice, provided that Borrower shall be responsible for the costs and expenses incurred by Lender in connection with the rescission of such notice of prepayment.

14

“Properties” shall mean, collectively, the parcels of real property and Improvements now or hereafter erected or installed thereon and all personal property owned by Borrowers and encumbered by the Mortgages, and leased by Operating Lessees and encumbered by each Subordination Agreement; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgages. The location of each Property is identified on Schedule VII.

“Purchase Agreement” shall mean that certain Agreement of Purchase and Sale dated as of January 30, 2014 by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC (collectively, “Seller”) and MD Borrower, RI Borrower, ARC Hospitality Stratford, LLC and ARC Hospitality GA Tech Atlanta LLC (collectively, “Purchaser”), as amended by that certain First Amendment to Agreement for Purchase and Sale dated as of March 11, 2014 between Seller and Purchaser.

“Qualified Equityholder” shall mean shall mean (a) the REIT, or (b) a Qualified Transferee that is a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case that such Person (i) has total real estate assets (in name or under management) in excess of $500,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $200,000,000 (in both cases, exclusive of the Properties), and (ii) has or is controlled by a person that has experience in the business of owning interests of (either directly or through funds under management), managing or operating at least five (5) comparable hotel properties with not less than 1,000 rooms (exclusive of its interest in the Properties) in metropolitan areas similar to those in which the Properties are located, or (c) any other Person reasonably approved by Lender and for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency.

“Qualified Management Company” shall mean a property manager of any Property that (A) is a reputable, nationally or regionally recognized hotel management company having at least five (5) years’ experience in the management of similar type hotels in major U.S. metropolitan areas, (B) at the time of its engagement as property manager of the Properties manages, and for the five (5) year period immediately preceding such engagement managed, at least ten (10) hotels of a size, quality, level of service and class similar to the Properties, and (C) is not the subject of a bankruptcy or similar insolvency proceeding (other than an involuntary bankruptcy that was involuntary and not consented to by such Person, and that was discharged, stayed or dismissed within ninety (90) days after the filing thereof).

“Qualified Manager” shall mean (i) so long as Borrowers and Operating Lessees are Controlled by AR Capital or ARC OP, a property management company owned and/or Controlled by AR Capital or ARC OP or (ii) a Qualified Management Company.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been convicted of, or pled guilty or no contest to, a felony, (2) has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has not, in the past seven (7) years, been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding monetary judgments against such proposed transferee that would reasonably be expected to have a material adverse effect on such proposed transferee or its ability to perform its obligations under the Loan Documents and (y) otherwise complies with and satisfies Lender’s then-current “know your customer” procedures.

15

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VIII attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“REIT” shall mean American Realty Capital Hospitality Trust, Inc., a Maryland corporation.

“Related Loan” shall mean a loan to an Affiliate of any Borrower, any Operating Lessee or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.

“Release Amount” shall mean, with respect to any Property released pursuant to Section 2.5.2, the greater of (i) 100% of the Net Sales Proceeds with respect to such Property and (ii) 115% of the Allocated Loan Amount for such Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of each Borrower, each Operating Lessee, Manager (other than amounts payable to Manager pursuant to the Management Agreement), Sub-Manager (other than amounts payable to Sub-Manager pursuant to the Sub-Management Agreement) from any and all sources arising from or attributable to each Property, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the lease, sublease, license, concession or other grant of the right of the use and occupancy of each Property or rendering of services by a Borrower, an Operating Lessee, Manager or any of their respective agents or employees and all other items of revenue, receipts or other income as indentified in the Uniform System of Accounts, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

16

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by a Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the FF&E Reserve Funds, the PIP Funds and the Cash Collateral Funds.

“Restoration” shall mean the repair and restoration of a Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation (to the extent a prudent Lender acting reasonably would deem the same to be commercially feasible and reasonably practicable after taking into account the consequences of such Condemnation), with such alterations as may be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Properties, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis, to (b) an amount equal to twelve (12) times the Monthly Interest Payment Amount.

“RI Operating Lease” shall mean that certain Lease Agreement dated as of the date hereof between RI Borrower and RI Operating Lessee.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Scheduled Defeasance Payments” shall mean (i) in the case of a Full Defeasance, the Monthly Interest Payment Amount required under the Note (or, to the extent that there has been a previous Partial Defeasance, Undefeased Note, as the case may be) for all Payment Dates occurring after the Defeasance Date (including the outstanding Principal balance on the Note (or Undefeased Note, as the case may be) as of the Open Prepayment Date) and (ii) in the case of a Partial Defeasance, the Monthly Interest Payment Amount multiplied by the Defeasance Percentage for all Payment Dates occurring after the Defeasance Date (including the outstanding Principal balance on the Defeased Note as of the Open Prepayment Date).

17

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“State” shall mean, as applicable, Maryland and/or Rhode Island.

“Stated Maturity Date” shall mean April 6, 2019.

“Sub-Manager” shall mean Crestline Hotels & Resorts, LLC, a Delaware limited liability company, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Sub-Management Agreement” shall mean, collectively, the sub-management agreements entered into and between the current Manager and the current Sub-Manager.

“Subordination Agreement” shall mean each Subordination and Security Agreement, dated as of the date hereof, by Operating Lessees to and for the benefit of Lender.

“Survey” shall mean a survey of each Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Properties or any part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Third Party” shall mean any proposed Property purchaser that (i) does not (and its direct and indirect equity owners do not, in the aggregate) own, directly or indirectly, ten percent (10%) or more of the direct or indirect equity interests in any Borrower, any Operating Lessee or any Guarantor and (ii) is not (and its direct and indirect equity owners are not) otherwise an Affiliate of any Borrower, any Operating Lessee or any Guarantor.

“Threshold Amount” shall mean, with respect to each Property, an amount equal to two percent (2%) of the Allocated Loan Amount of such Property.

“Title Insurance Policies” shall mean ALTA mortgagee title insurance policies in the form acceptable to Lender issued with respect to each Property and insuring the Liens of the Mortgages.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

18

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, (ii) the commencement of a Low Debt Service Period or (iii) the commencement of a Mezzanine Trigger Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof or (C) with respect to a Trigger Period continuing due to clause (iii), the Mezzanine Trigger Period has ended pursuant to the terms hereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash Flow is determined) the excess of: (a) the sum of: (i) actual Rents received by Borrowers and/or Operating Lessees for the twelve (12) months preceding such calculation; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s determination of: (i) subtraction of an imputed capital improvement/FF&E requirement amount equal to 4.00% of Rents per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve); (ii) exclusion of (X) amounts representing non-recurring items of income and expense and (Y) other than with respect to Hotel Transactions, amounts received from Tenants not currently in occupancy and paying full, unabated rent, from Tenants affiliated with Borrowers, Operating Lessees or Guarantors, from Tenants in default or in bankruptcy and from Tenants under month-to-month Leases or Leases where the term is about to expire; and (iii) such other adjustments deemed necessary by Lender based upon Lender’s reasonable underwriting criteria and Lender’s reasonable determination of Rating Agency underwriting and evaluation criteria for properties of this type including with respect to adjustments made by Lender for other loans of this type. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and/or (b) other “governmental securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and otherwise in compliance with all requirements of all Rating Agencies, and (ii) not subject to prepayment, call or early redemption.

19

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2            Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Additional Approved Operating Expense” - 4.9.6

“Agreement” - Introductory Paragraph

“Applicable Taxes” - 10.24

“Approved Annual Budget” - 4.9.5

“Available Cash” - 6.11.1

“Borrowers” - Introductory Paragraph

“Borrowers’ Recourse Liabilities” - 10.1

“Broker” - 10.19

“Broker Compensation” - 10.19

“Cash Collateral Account” - 6.11

“Cash Collateral Funds” - 6.11

“Cash Management Accounts” - 6.13

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.10

“Casualty and Condemnation Funds” - 6.10

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” - 6.1

“Clearing Bank” - 6.1

“Committee” - Schedule V

“Condemnation Proceeds” - 5.4(b)

“Debt Service Account” - Cash Management Agreement

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2(a)(iii)

“Defeased Note” - 2.4.2(a)(iii)

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgages

“ERISA” - 4.31

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“FF&E Reserve Account” - 6.9.1

20

“FF&E Reserve Funds” - 6.9.1

“FF&E Work” - 6.9.1

“Financial Statements” - 3.1.10

“Franchisor” - 1.1 (Definition of Franchise Agreement)

“Full Defeasance” - 2.4.2(a)

“Government Lists” - 4.32(b)

“Improvements” - Mortgages

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Account” - 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Intellectual Property” - 3.1.33

“Interest Period” - 2.3.2

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Liquidated Damages Amount” - 2.4.5(b)

“Losses” - 10.1

“MD Property” - Schedule VII

“Monthly Interest Payment Amount” - 2.3.1

“Nationally Recognized Service Company” - Schedule V

“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“New Mezzanine Loan” - 9.3.2

“New Mezzanine Loan Borrower” - 9.3.2

“Notice” - 10.6

“OFAC” - 4.32(b)

“Operating Lessees” - Introductory Paragraph

“Partial Defeasance” - 2.4.2(a)

“Patriot Act Offense” - 4.32(b)

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Providence REA” - Schedule VIII

“Qualified Carrier” - 5.1.1(i)

“REIT Shares” - 4.33

“Release Date” - 2.4.2(a)(i)

“Required Records” - 4.9.7

“Review Waiver” - 10.3(b)

“RI Property” - Schedule VII

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

21

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Springing Recourse Event” - 10.1

“Successor Borrower” - 2.4.2(b)

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Terrorism Premium Cap” - 5.1.1(i)

“Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrower” - 7.1

“Undefeased Note” - 2.4.2(a)(iii)

“Underwriter Group” - 9.2(b)

“Updated Information” - 9.1(b)(i)

Section 1.3            Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Article 2

THE LOAN

Section 2.1            The Loan.

2.1.1        Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrowers and each Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2        Single Disbursement to Borrowers. Borrowers shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3        The Note. The Loan shall be evidenced by the Note executed by Borrowers and payable to the order of Lender in evidence of the Loan and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4        Use of Proceeds. Borrowers shall use proceeds of the Loan to (i) acquire the Properties and/or pay and discharge any existing loans relating to the Properties, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Properties, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrowers shall designate.

22

Section 2.2            Interest Rate.

2.2.1        Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2        Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such Event of Default shall have occurred. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3        Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4        Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Loan Payments.

2.3.1        Payments. On the date hereof, Borrowers shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including April 5, 2014 (the “Initial Interest Period”). On May 6, 2014 and each Monthly Payment Date thereafter during the Term, Borrowers shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Interest Payment Amount”) (including, from and after any Partial Defeasance, any payments received under any Defeased Note). The Monthly Interest Payment Amount shall be applied to accrued and unpaid interest. Borrowers shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

23

2.3.2        Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Prior to a Securitization, Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrowers, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrowers shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3        Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4        Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrowers on the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by law.

2.3.5        Method and Place of Payment.

(a)                Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)               Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)                All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4            Prepayments.

24

2.4.1        Prepayments. Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2        Defeasance.

(a)                Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof (the “Defeasance Lockout Expiration Date”), Borrowers shall have the right to voluntarily defease the entire amount of the Principal (a “Full Defeasance”) (including in cases where the Loan has previously been subject to a Partial Defeasance) or, in connection with a Property release pursuant to Section 2.5.2, a portion of the Principal (a “Partial Defeasance”) upon the satisfaction of the following conditions:

(i)                 not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Business Day;

(ii)               all accrued and unpaid interest (including interest through the end of the Interest Period if such Release Date is not a Monthly Payment Date) and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the reasonable fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)             Borrowers shall deliver to Lender on or prior to the Release Date:

(A)             the Defeasance Collateral, each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests;

(B)              a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Collateral and the U.S. Obligations purchased with the Defeasance Collateral in accordance with the provisions of this Section 2.4, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the U.S. Obligations purchased with the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrowers hereunder or under the Note shall be refunded to Borrowers promptly after each Monthly Payment Date;

25

(C)              a certificate of Borrowers certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)             an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject to customary qualifications, assumptions and exceptions opining, among other things that (A) Lender has a perfected first priority security interest in the Defeasance Collateral; (B) that the Defeasance Security Agreement is enforceable against Borrowers in accordance with its terms and (C) any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)              In the case of a Partial Defeasance, the execution and delivery by Borrowers of all necessary documents to amend and restate the Note and issue two (2) substitute notes: one having a principal balance equal to the defeased portion of the original Note (the “Defeased Note”) and the other having a principal balance equal to the undefeased portion of the original Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have terms identical to the terms of the Note, except for the principal balance and a pro rata allocation of the Monthly Interest Payment Amount. (After a Partial Defeasance, all references hereunder and in the other Loan Documents to “Note” shall be deemed to mean the Undefeased Note, unless expressly provided to the contrary.) A Defeased Note cannot be the subject of any further defeasance;

(F)               at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(G)             a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to generate monthly payments that are equal to or greater than the scheduled payments of Debt;

(H)             such other certificates, documents or instruments as Lender may reasonably request in connection with the defeasance; and

(I)                in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrowers hereby appoint Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

26

(b)               Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrowers may, or at option of Lender shall, in the case of a Full Defeasance, assign all of its Obligations, or, in the case of a Partial Defeasance, assign all of its Obligations under the associated Defeased Note and the other Loan Documents, together with the pledged Defeasance Collateral, to a newly-created successor entity, which entity shall be a single purpose, bankruptcy remote entity and which entity shall be designated or established by Lender, or at Lender’s option, designated by Borrowers and approved by Lender (in each case, the “Successor Borrower”). Lender shall also have the right to purchase on behalf of Borrower, or cause to be purchased on behalf of Borrower, the pledged Defeasance Deposit, which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and any Security Agreement and shall be bound by and obligated under Sections 2.3, 10.1, 4.19, 4.27, 4.31, 8.2 and 10.16 of this Agreement only as to the applicable portion of the Debt; provided, however, that, with respect to such Successor Borrower only, all references herein and therein to “Property” shall be deemed to refer only to the Defeasance Collateral and the U.S. Obligations purchased with the Defeasance Collateral delivered to Lender, and Borrower shall be relieved, solely to the extent so assumed by such Successor Borrower, of its obligations under such documents, except with respect to any provisions therein which by their terms expressly survive payment a repayment, defeasance or other satisfaction of the Loan or a transfer of any portion of the Property in connection with Lender’s exercise of its remedies under this Agreement and the other Loan Documents. As conditions to such assignment and assumption, Borrowers shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that such assumption agreement is enforceable against Borrowers and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all reasonable out of pocket costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrowers shall pay all reasonable out of pocket costs and expenses incurred by Successor Borrower, including attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrowers shall, as a condition to such defeasance, if required by the applicable Rating Agencies, deliver or cause to be delivered a non-consolidation opinion in form and substance satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrowers shall be relieved under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)                Appointment as Attorney in Fact. Upon the Full Defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrowers shall have no further right to prepay the Note (or in the case of a Partial Defeasance, the Defeased Note) pursuant to the other provisions of this Section 2.4.2 or otherwise. In connection with the conditions set forth in this Section 2.4.2, Borrowers hereby appoint Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrowers. Borrowers shall pay any and all reasonable expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

27

2.4.3        Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrowers shall deliver to Lender a Prepayment Notice, Borrowers may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrowers shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.

2.4.4        Mandatory Prepayments.

(a)                If Lender is not obligated to make Net Proceeds available to Borrowers for Restoration or otherwise, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrowers shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of all or a portion of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any reasonable costs and expenses of Lender in connection with such prepayment; Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

(b)               Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, if (A) Lender is not obligated, pursuant to the terms of Section 5.4, to make Net Proceeds available to Borrowers for Restoration, (B) such Net Proceeds are retained and applied by Lender towards the payment of the Debt pursuant to clause (a) above and (C) either (i) at the time of such Casualty or Condemnation both Properties remain subject to the Lien of the Loan Documents and such Net Proceeds are equal to or greater than sixty percent (60%) of the Allocated Loan Amount for the affected Property, then Borrowers may prepay the remainder of the applicable Release Amount (pursuant to clause (ii) of such defined term) for the applicable Property and obtain the release of the applicable Property from the Lien of the Mortgage without payment of any Prepayment Fee, Liquidated Damages Amount or any other prepayment premium, penalty or fee or (ii) such Net Proceeds are equal to or greater than forty percent (40%) of the Outstanding Principal Balance (exclusive of the outstanding principal balance of the Defeased Note, if any), then Borrowers may prepay the remaining Debt in full without payment of any Prepayment Fee, Liquidated Damages Amount or any other prepayment premium, penalty or fee provided that, in each case, (x) such prepayment is made within 120 days after Lender applies such Net Proceeds to the Debt and (y) together with such prepayment, Borrowers pays to Lender all accrued and unpaid interest through the Repayment Date (provided that if the Repayment Date is not a Monthly Payment Date, all interest accruing for the full Interest Period in which the Repayment Date falls), together with all other sums payable under the Loan Documents.

28

2.4.5        Prepayments After Default.

(a)                If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by any Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrowers in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrowers shall pay, as part of the Debt, all of: (i) all accrued interest at the Interest Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

(b)               IF DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID ON OR PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWERS SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO FOUR PERCENT (4%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

Section 2.5            Release of Properties.

2.5.1        Release Upon Defeasance. If Borrowers have elected a Full Defeasance and the requirements of Section 2.4.2 have been satisfied, the Properties shall be released from the Liens of the Mortgages and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with releases of Liens, Borrowers shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its reasonable discretion), releases of Liens (and related Loan Documents) for execution by Lender. Such releases shall be in a form appropriate in the jurisdiction in which the Properties are located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all reasonable costs, taxes and expenses associated with the releases of the Liens of the Mortgages, including Lender’s reasonable attorneys’ fees. Borrowers, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Stated Maturity Date.

2.5.2        Sale of a Property. On any Business Day after the Defeasance Lockout Expiration Date, any Borrower may obtain its release from the Loan Documents and the release of any Property owned by it from the Lien of the Mortgage encumbering such Property (and related Loan Documents) thereon upon a sale of such Property, provided each of the following conditions are satisfied:

29

(a)                Both immediately before such sale and immediately thereafter, no Event of Default shall be continuing;

(b)               The sale of such Property is pursuant to an arm’s-length agreement to a Third Party;

(c)                Borrowers shall defease an amount of principal equal to the Release Amount for the Property in question and Borrowers shall satisfy all of the requirements of Section 2.4.2 with respect to such Partial Defeasance;

(d)               After giving effect to such sale, each remaining Borrower and each remaining Operating Lessee shall remain a Special Purpose Bankruptcy Remote Entity;

(e)                after giving effect to such sale and Defeasance, the Debt Service Coverage Ratio for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no less than the greater of (i) the Debt Service Coverage Ratio immediately preceding such sale and (ii) 2.69:1.00, which is the Debt Service Coverage Ratio as of the Closing Date;

(f)                after giving effect to such sale and Defeasance, the LTV Percentage for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no more than the lesser of (i) the LTV Percentage immediately preceding such sale and (ii) 59.5%, which is the LTV Percentage as of the Closing Date;

(g)               The representations and warranties made by Borrowers, Operating Lessees and Guarantors in this Agreement and the other Loan Documents (other than to the extent such representations and warranties relate to the Property to be released from the Lien of the Loan Documents) shall be true and correct in all material respects on and as of the date of such sale (and after giving effect to such sale);

(h)               Borrowers shall have given Lender at least twenty (20) days’ prior written notice of such sale, accompanied by a copy of the applicable contract of sale, and drafts of any applicable release documents (which shall be subject to Lender’s approval, such approval not to be unreasonably withheld);

(i)                 Borrowers shall have delivered to Lender a copy of the final closing settlement statement for such sale on or prior to the date of the closing of such sale;

(j)                 Borrowers shall have paid to Lender all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with a sale of a Property;

(k)               Borrowers shall deliver (or cause to be delivered) to Lender and each Rating Agency, an opinion of counsel such that such release would not cause a “significant modification” of the Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b);

(l)                 after giving effect to such transfer and Defeasance, the ratio of the unpaid principal balance of the Loan to the value of the Properties remaining subject to the Lien of the Loan Documents (such value to be determined by the Lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any) is no more than one hundred and twenty five percent (125%); and

30

(m)             Borrowers, Operating Lessees and Guarantors shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the Liens thereof.

2.5.3        Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrowers, upon payment or prepayment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Mortgages and cause the trustees under the applicable Mortgages to reconvey the Properties to Borrowers. In connection with the release of the Liens, each Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Properties are located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all reasonable out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgages, including Lender’s reasonable attorneys’ fees.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1            Borrowers and Operating Lessees Representations. Borrowers and Operating Lessees represent and warrant that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1        Organization; Special Purpose. Each Borrower and each Operating Lessee is duly formed, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property owned by such Borrower and leased by such Operating Lessee is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each Borrower and each Operating Lessee is a Special Purpose Bankruptcy Remote Entity.

3.1.2        Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower and each Operating Lessee that is a party to such Loan Document and constitute a legal, valid and binding obligation of such Borrower and Operating Lessee, enforceable against such Borrower and Operating Lessee in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, any Operating Lessee or any Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower, Operating Lessee or any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

31

3.1.3        No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrowers and Operating Lessees and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower or Operating Lessee is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any Borrower’s or Operating Lessee’s organizational documents or any agreement or instrument to which any Borrower or Operating Lessee is a party or by which it is bound, or any order or decree applicable to any Borrower or Operating Lessee, or result in the creation or imposition of any Lien on any Borrower’s or any Operating Lessee’s assets or property (other than pursuant to the Loan Documents).

3.1.4        Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrowers’ and Operating Lessees’ knowledge, threatened against any Borrower, any Operating Lessee, any Guarantor, the Manager or any Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of such Borrower and/or Operating Lessee (including the ability of such Borrower and/or Operating Lessee to carry out the transactions contemplated by this Agreement), any Guarantor, Manager or the condition or ownership of such Property.

3.1.5        Agreements. Other than as a result of a future default under an Operations Agreement, no Borrower or Operating Lessee is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect any Borrower, Operating Lessee or any Property, or any Borrower’s or Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. No Borrower or Operating Lessee is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of such Borrower or Operating Lessee or any of their properties or might have consequences that would adversely affect their performance hereunder. No Borrower or Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound, where such default could reasonably be expected to have a Material Adverse Effect.

3.1.6        Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrowers and Operating Lessees of, or compliance by Borrowers and Operating Lessees with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrowers and Operating Lessees.

32

3.1.7        Properties; Title.

(a)                Borrowers have good, marketable and insurable fee simple title to the real property comprising part of the Properties and Operating Lessees have good, marketable and indefeasible title to the leasehold estates created by the Operating Lease, in each case, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, first priority, perfected Liens on Borrowers’ interest in the Properties, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Property which are or may be Liens prior to, or equal or coordinate with, the Liens of the Mortgages. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages and this Agreement, (b) materially and adversely affect the value of the applicable Property, (c) impair the use or operations of the applicable Property (as currently used), or (d) impair Borrowers’ ability to pay its Obligations in a timely manner. No representation is made as to the value of a Property if the Operations Agreements were not in effect.

(b)               All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Borrowers have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policies.

(c)                Except as set forth on Schedule IV, each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

(d)               No Condemnation or other proceeding has been commenced or, and neither Borrowers’ nor Operating Lessees’ have received any written notice that any such proceeding is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to such Property.

(e)                Except as set forth in the applicable Title Insurance Policy, there are no pending or, to Borrowers’ and Operating Lessees’ knowledge, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to such Property that may result in such special or other assessments.

33

3.1.8        ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrowers, Operating Lessees and Guarantors are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrowers, Operating Lessees or Guarantors constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrowers, Operating Lessees and Guarantors are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Borrower, Operating Lessee or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Borrower nor Operating Lessee nor any ERISA Affiliate maintains, sponsors or contributes to or has any liabilities with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA), in either case, that is subject to Title IV of ERISA (collectively, the “Title IV Plan”). Borrowers and Operating Lessees have not engaged in any transaction in connection with which it could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9        Compliance. To the knowledge of Borrowers and Operating Lessees, each Property (including, but not limited to the Improvements) and the use thereof complies in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. Neither Borrowers nor Operating Lessees are in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower or Operating Lessee. Neither Borrowers nor Operating Lessees have committed any act which may give any Governmental Authority the right to cause such Borrower or Operating Lessee to forfeit the Property owned and/or leased by such Borrower or Operating Lessee or any part thereof or any monies paid in performance of such Borrower’s or Operating Lessee’s Obligations under any of the Loan Documents. Each Property is used exclusively as a hotel and other appurtenant and related uses. No legal proceedings are pending or, to Borrowers’ and Operating Lessees’ knowledge, threatened in writing received by Borrowers or Operating Lessees with respect to the zoning of any Property. Other than the Operations Agreements and other than as set forth on the Survey, neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any property other than such Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrowers and Operating Lessees for the legal use, occupancy and operation of the Properties for their current uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Property is in conformity in all material respects with the certificate of occupancy issued for such Property and all other restrictions, covenants and conditions affecting such Property.

3.1.10    Financial Information. All financial statements described on Schedule I attached hereto (collectively, the “Financial Statements”), which have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent, in all material respects, the financial condition of the Properties as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower or Operating Lessee and reasonably likely to have a materially adverse effect on any Property or the operation thereof, except as referred to or reflected in said financial statements or otherwise disclosed to Lender in writing prior to the date hereof. Since the date of the Financial Statements, there has been no material adverse change in the financial condition, operations or business of any Borrower, Operating Lessee or any Property from that set forth in said Financial Statements.

34

3.1.11    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are located in the public right-of-way abutting such Property, and all such utilities are connected so as to serve such Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12    Assignment of Leases. The Assignments of Leases creates valid assignments of, or valid security interests in, certain rights under the Leases, subject only to a license granted to Borrowers and Operating Lessees to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13    Insurance. Borrowers and/or Operating Lessees have obtained and have delivered to Lender certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made under any of the Policies, and, to the knowledge of Borrowers and Operating Lessees, no Person, including Borrowers and Operating Lessees, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14    Flood Zone. With respect to each Property, no Improvements are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to such Property.

3.1.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Reports, to the knowledge of Borrowers and Operating Lessees, each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrowers’ and Operating Lessees’ knowledge, there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and no Borrower or Operating Lessee has received notice from any insurance company or bonding company of any material defects or inadequacies in any Property, or any part thereof, which would materially and adversely affect the insurability of the same or otherwise have a Material Adverse Effect.

35

3.1.16    Boundaries. To the knowledge of Borrowers and Operating Lessees, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any Property, and to the knowledge of Borrowers and Operating Lessees, no easements or other encumbrances affecting any Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of such Property, except those which are set forth on the Survey of such Property and insured against by the Title Insurance Policy for such Property.

3.1.17    Leases. Neither Property is subject to any Leases as of the date of this Agreement.

3.1.18    Tax Filings. To the extent required, each Borrower and each Operating Lessee has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by such Borrower and/or such Operating Lessee. Each Borrower’s and Operating Lessee’s tax returns (if any) properly reflect the income and taxes of such Borrower and/or Operating Lessee for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19    No Fraudulent Transfer. Neither Borrowers nor Operating Lessees have entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower and Operating Lessee has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each Borrower’s and each Operating Lessee’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s and/or Operating Lessee’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s and each Operating Lessee’s assets is, and immediately following the making of the Loan, will be, greater than such Borrower’s and/or Operating Lessee’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Borrower’s and Operating Lessee’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower or Operating Lessee intends to, and do not currently believe that they will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and Operating Lessee and the amounts to be payable on or in respect of the obligations of such Borrower and Operating Lessee). No petition in bankruptcy has been filed against any Borrower, any Operating Lessee or any constituent Person of such Borrower or such Operating Lessee, and no Borrower, Operating Lessee or any constituent Person of such Borrower or Operating Lessee has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower, Operating Lessee or any constituent Persons of such Borrower or such Operating Lessee are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Borrower’s or such Operating Lessee’s assets or properties, and neither Borrowers nor Operating Lessees have knowledge of any Person contemplating the filing of any such petition against them or such constituent Persons.

36

3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrowers and Operating Tenants and certain Affiliates and other parties, is true, complete and correct in all material respects on and as of the date hereof. No Person other than those Persons shown on Schedule III has any ownership interest in, or right of control, directly or indirectly, in any Borrower.

3.1.22    Organizational Status. Each Borrower’s and each Operating Lessee’s exact legal name, organizational type (e.g., corporation, limited liability company), the jurisdiction in which such Borrower and such Operating Lessee is organized, such Borrower’s and such Operating Lessee’s Tax I.D. number and such Borrower’s and Operating Lessee’s Organizational I.D. number are set forth on the organizational chart attached hereto as Schedule III.

3.1.23    Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24    No Casualty. No Improvements at any Property have suffered a material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25    Purchase Options. No Property or any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26    FIRPTA. Neither Borrowers nor Operating Lessees are a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. Neither Borrowers nor Operating Lessees are (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28    Fiscal Year. Each fiscal year of each Borrower and each Operating Lessee commences on January 1.

37

3.1.29    Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30    Contracts.

(a)                Neither Borrowers nor Operating Lessees have entered into, and are not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)               Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by any Borrower or any Operating Lessee thereunder and, to Borrowers’ and Operating Lessees’ best knowledge, there are no monetary or other material defaults thereunder by any other party thereto. No Borrower, Operating Lessee, Manager or any other Person acting on any Borrower’s or Operating Lessee’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)                Borrowers and Operating Lessees have delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)               Except for the Manager under the Management Agreements, no Major Contract has as a party an Affiliate of any Borrower or any Operating Lessee. All fees and other compensation for services previously performed under the Management Agreements have been paid in full.

3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrowers and/or Operating Lessees in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading as of the date such representation or warranty was made. There is no material fact presently known to any Borrower or any Operating Lessee which has not been disclosed to Lender which adversely affects, or as far as such Borrower or Operating Lessee can foresee, is reasonably likely to adversely affect, any Property or the business, operations or condition (financial or otherwise) of any Borrower or any Operating Lessee.

3.1.32    Other Obligations and Liabilities. Neither Borrowers nor Operating Lessees have liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. Neither Borrowers nor Operating Lessees have known contingent liabilities.

3.1.33    Intellectual Property/Websites. Other than as set forth on Schedule VI, no Borrower or Operating Lessee (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to any Property or the use or operations thereof or (ii) is the registered holder of any website with respect to such Property (other than Tenant websites).

3.1.34    Operations Agreements. Each Operations Agreement is in full force and effect and no Borrower or Operating Lessee or, to Borrowers’ and Operating Lessees’ knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrowers’ and Operating Lessees’ knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.

38

3.1.35    Franchise Agreement. Each Franchise Agreement is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. Neither the execution and delivery of the Loan Documents or any Borrower’s or Operating Lessee’s performance thereunder will adversely affect such Borrower’s and/or Operating Lessee’s rights under its Franchise Agreement.

3.1.36    Operating Lease. Each Operating Lease is in full force and effect and has not been modified or amended. There are no defaults under any Operating Lease and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under any Operating Lease. All rents, additional rents and other sums due and payable under each Operating Lease have been paid in full. Neither Borrowers nor Operating Lessees have commenced any action or given or received any notice for the purpose of terminating any Operating Lease. The minimum base rent in the monthly amount of $246,000 is currently payable under the MD Operating Lease and the minimum base rent in the monthly amount of $213,000 is currently payable under the RI Operating Lease. Each Operating Lessee is current with respect to, and is paying the full rent and other charges stipulated in each Operating Lease.

3.1.37    Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity.

Section 3.2            Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive as long as any amount remains owing to Lender under this Agreement or any of the other Lon Documents and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article 4

BORROWERS’ AND OPERATING LESSEES’ COVENANTS

Until the end of the Term, Borrowers and Operating Lessees hereby covenant and agree with Lender that:

Section 4.1            Payment and Performance of Obligations. Borrowers and Operating Lessees shall pay and otherwise perform their respective Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2            Due on Sale and Encumbrance; Transfers of Interests. Borrowers and Operating Lessees acknowledge that Lender has examined and relied on the experience of each Borrower and each Operating Lessee and its stockholders, general partners and members, as applicable, and principals of Borrowers and Operating Lessees in owning, leasing and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on each Borrower’s ownership of the Property owned by such Borrower and each Operating Lessee’s leasing of the Property leased by such Operating Lessee, as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrowers and Operating Lessees acknowledge that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, no Borrower nor any Operating Lessee nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower or any Operating Lessee shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Property or any part thereof, or any interest, direct or indirect, in any Borrower or any Operating Lessee, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein a Borrower or an Operating Lessee agrees to sell a Property or any part thereof for a price to be paid in installments; (ii) an agreement by a Borrower or an Operating Lessee for the leasing of all or a substantial part of a Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s and/or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if any Borrower, any Operating Lessee, any Guarantor or any general partner, managing member or controlling shareholder of such Borrower, Operating Lessee or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock (other than any creation or issuance of new REIT Shares in accordance with Section 7.2(i) hereof); (iv) if any Borrower, any Operating Lessee, any Guarantor or any general partner, managing member or controlling shareholder of such Borrower, Operating Lessee, or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member, or (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in any Borrower or any Operating Lessee.

39

Section 4.3            Liens. Neither Borrowers nor Operating Lessees shall create, incur, assume or permit to exist any Lien on any direct or indirect interest in such Borrower or such Operating Lessee or any portion of any Property, except for the Permitted Encumbrances. After prior notice to Lender, a Borrower or an Operating Lessee, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, such Borrower or Operating Lessee shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (viii) such Borrower or Operating Lessee shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage secured by such Property being primed by any related Lien. Lender shall pay over to Borrowers any portion of such cash or other security not paid over to such claimant pursuant to this Section 4.3 promptly after delivery by Borrowers to Lender of evidence reasonably satisfactory to Lender that the applicable Lien has been removed of record.

40

Section 4.4            Special Purpose. Without in any way limiting the provisions of this Article 4, each Borrower and each Operating Lessee shall at all times be a Special Purpose Bankruptcy Remote Entity. No Borrower or any Operating Lessee shall directly or indirectly make any change, amendment or modification to its or such Operating Lessee’s organizational documents, or otherwise take any action which could result in such Borrower or any Operating Lessee not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5            Existence; Compliance with Legal Requirements. Each Borrower and each Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property owned by such Borrower and leased by such Operating Lessee and comply in all material respects with all Legal Requirements applicable to it and the Property owned by such Borrower and leased by such Operating Lessee.

Section 4.6            Taxes and Other Charges. Borrowers and Operating Lessees shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrowers and/or Operating Lessees need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Neither Borrowers nor Operating Lessees shall permit or suffer, and shall promptly discharge, any Lien or charge against any Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to such Property. After prior notice to Lender, Borrowers or Operating Lessees, at their own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Property or any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrowers or Operating Lessees shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Property; (vi) Borrowers or Operating Lessees shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (ix) Borrowers or Operating Lessees shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage secured by such Property being primed by any related Lien. Lender shall pay over to Borrowers any portion of such cash or other security not paid over to such claimant pursuant to this Section 4.6 promptly after delivery by Borrowers to Lender of evidence reasonably satisfactory to Lender that the applicable Taxes or Other Charges have been paid.

41

Section 4.7            Litigation. Borrowers and Operating Lessees shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Property, any Borrower, Manager, any Operating Lessee or any Guarantor which would have a Material Adverse Effect if decided adversely to Borrower, Operating Lessee, Manager or any Guarantor.

Section 4.8            Title to the Properties. Borrowers shall warrant and defend (a) their title to the Properties and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgages, the Assignments of Leases and this Agreement on the Properties, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrowers shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9            Financial Reporting.

4.9.1        Generally. Each Borrower and each Operating Lessee shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of such Borrower and such Operating Lessee and all items of income and expense in connection with the operation of the Property owned by such Borrower and leased by such Operating Lessee. Lender shall have the right from time to time during normal business hours upon reasonable notice to a Borrower or Operating Lessee to examine such books and records at the office of such Borrower or Operating Lessee or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall reasonably request. After an Event of Default, Borrowers and Operating Lessees shall pay any actual out-of-pocket costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

42

4.9.2        Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter, each Borrower and each Operating Lessee shall deliver to Lender:

(i)                 unaudited financial statements, internally prepared on an accrual basis including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by such Borrower and Operating Lessee for such period and (iii) the Annual Budget for such period and the Fiscal Year and a summary report detailing monthly occupancy, including average daily rate. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of such Borrower and Operating Lessee, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by such Borrower or Operating Lessee or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving such Borrower or Operating Lessee or the Property owned and/or leased by such Borrower and such Operating Lessee in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Section 4.9.2(i), in lieu of the financial statements required pursuant to this Section 4.9.2(i), Borrowers and/or Operating Lessees may deliver financial statements of REIT to the extent that such Borrower and/or Operating Lessee financial information are included in a consolidated financial statement of REIT, not later than forty-five (45) days following the end of each fiscal quarter; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Borrower, each Operating Lessee and each Property from REIT and such consolidated financial statements shall be certified as true, correct and complete in all material respects by the chief financial officer of REIT.

(ii)               a true, correct and complete rent roll for the Property owned and/or leased by such Borrower and such Operating Lessee, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of such Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for such Property, the expiration date of each Lease, whether to such Borrower’s and Operating Lessee’s knowledge any portion of such Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether such Borrower or such Operating Lessee, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.

43

(iii)             all “quality assurance” or similar reports received during such quarter by Borrowers, Operating Lessees or Manager with respect to a Franchise Agreement.

4.9.3        Annual Reports. Each Borrower and each Operating Lessee shall deliver to Lender:

(i)                 Not later than ninety (90) days after the end of each Fiscal Year of each Borrower’s and each Operating Lessee’s operations, (a) financial statements prepared and certified by an Independent Accountant in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property owned by such Borrower, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and a supplemental schedule of net income or loss presenting the net income or loss for each Property and occupancy statistics for each Property, (b) a statement showing a comparison of the figures for such Fiscal Year against the Annual Budget for such Fiscal Year, and (c) copies of all federal income tax returns to be filed. Such annual financial statements shall be in the form of an annual combined balance sheet of each Borrower and each Operating Lessee (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Properties on a combined basis and shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(ii)               Not later than ninety (90) days after the end of each Fiscal Year of each Borrower’s and each Operating Lessee’s operations, an annual summary of any and all Capital Expenditures made at the Property owned and/or leased by such Borrower and such Operating Lessee during the prior twelve (12) month period.

(iii)             Notwithstanding anything to the contrary contained in Section 4.9.3(i) or (ii), in lieu of the financial statements and tax returns required pursuant to Section 4.9.3(i), Borrowers and/or Operating Lessees may deliver financial statements and tax returns of REIT to the extent that such Borrower and/or Operating Lessee financial information are included in a consolidated financial statement of REIT, not later than ninety (90) days after the end of each Fiscal Year of each Borrower’s and each Operating Lessee’s operations; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Borrower, each Operating Lessee and each Property from REIT and such consolidated financial statements shall be certified as true, correct and complete in all material respects by the chief financial officer of REIT.

4.9.4        Other Reports.

(a)                Each Borrower and each Operating Lessee shall deliver to Lender, within ten (10) Business Days of the receipt thereof by such Borrower and/or Operating Lessee, a copy of all reports prepared by Manager pursuant to the Management Agreement and by Sub-Manager pursuant to the Sub-Management Agreement, relating to the Property owned and/or leased by such Borrower and such Operating Lessee, including, without limitation, the Annual Budget and any inspection reports.

44

(b)               Each Borrower and each Operating Lessee shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property owned and/or leased by such Borrower and such Operating Lessee.

(c)                Each Borrower and each Operating Lessee shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(d)               Borrowers and/or Operating Lessees shall furnish or cause to be furnished to Lender, within thirty (30) days after the end of each calendar month, the most current Smith Travel Research Reports then available to any Borrower or Operating Lessee reflecting market penetration and relevant hotel properties competing with the applicable Property.

4.9.5        Annual Budget.

(a)                Each Borrower and each Operating Lessee shall submit to Lender by November 1 of each year the Annual Budget relating to the Property owned and/or leased by such Borrower and such Operating Lessee for the succeeding Fiscal Year. Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”. Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). Neither Borrower, Operating Lessee, Manager nor Sub-Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. During the continuance of a Trigger Period, Lender may require each Borrower and each Operating Lessee, on a quarterly basis, to furnish to Lender for approval (which approval shall not be unreasonably withheld provided no Event of Default exists) an updated Annual Budget.

(b)               Notwithstanding anything to the contrary contained in this Section 4.9.5, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender’s consent shall be deemed given if:

(i)                 the first correspondence from Borrowers or Operating Lessees to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO ARC HOSPITALITY BALTIMORE, LLC AND ARC HOSPITALITY PROVIDENCE, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TWENTY (20) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such twenty (20) Business Day period in order to adequately review the same has been delivered; and

45

(ii)               if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO ARC HOSPITALITY BALTIMORE, LLC AND ARC HOSPITALITY PROVIDENCE, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such second ten (10) Business Day period.

4.9.6        Additional Approved Operating Expenses: During the continuance of a Trigger Period, in the event that Borrowers or Operating Lessees incur or will incur any operating expense that is not in the Approved Annual Budget but is otherwise an Approved Operating Expense (each an “Additional Approved Operating Expense”) and Borrowers would like to pay for (or be reimbursed for) such Additional Approved Operating Expense via distributions pursuant to Section 6.12.1(vii), then Borrower shall deliver to Lender a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Operating Expense; and (ii) such disbursement request is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay (or reimburse Borrowers or Operating Lessees) for Additional Approved Operating Expenses and a description thereof, (2) that the Additional Approved Operating Expenses to be funded have not been the subject of a previous disbursement, (3) that all previous disbursements pursuant to Section 6.12.1(vii) have been used to pay (or reimburse  for) the previously identified Additional Approved Operating Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full and (B) documentation reasonably satisfactory to Lender as to the amount, necessity and purpose therefor.  Any funds distributed to Borrowers or Operating Lessees for the payment of Additional Approved Operating Expenses pursuant to Section 6.12.1(vii) shall be used by Borrowers and/or Operating Lessees only to pay for such Additional Approved Operating Expenses or reimburse Borrowers and/or Operating Lessees for such Additional Approved Operating Expenses , as applicable.

4.9.7        Breach. If any Borrower or any Operating Lessee fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due, Borrowers shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $2,500 for each Required Record that is not delivered; provided Lender has given Borrowers or Operating Lessees, as applicable, at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after a Borrower’s or an Operating Lessee’s failure to deliver any Required Records, Lender shall have the option, upon fifteen (15) days notice to Borrowers or Operating Lessees to gain access to such Borrower’s or such Operating Lessee’s books and records and prepare or have prepared at Borrowers’ or Operating Lessees’ expense, any Required Records not delivered by such Borrower or such Operating Lessee.

46

4.9.8        Hotel Accounting. All monthly and other operating statements to be delivered by or on behalf of a Borrower or an Operating Lessee hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon the Uniform System of Accounts for Hotels, current edition.

Section 4.10        Access to Properties. Borrowers and Operating Lessees shall permit agents, representatives, consultants and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Properties, subject to the rights of Tenants under Leases.

Section 4.11        Leases.

4.11.1    Generally. Upon request, Borrowers and Operating Lessees shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrowers or Operating Lessees shall deliver to Lender a copy thereof, together with Borrowers’ or Operating Lessees’ certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2    Approvals.

(a)                Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease) that meets the following requirements may be entered into by any Borrower or any Operating Lessee without Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has a term (together with all extension and renewal options) of not less than three (3) years or more than ten (10) years, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgages and the Assignments of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (iv) is with Tenants that are creditworthy, (v) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of any Borrower, any Operating Lessee or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the applicable Property) or any other terms which would materially adversely affect Lender’s rights under the Loan Documents. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval.

47

(b)               Neither Borrowers nor Operating Lessees shall permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of the applicable Borrower or Operating Lessee). Lender, at Borrowers’ sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Lender.

(c)                Each Borrower or Operating Lessee shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the applicable Property.

(d)               Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent shall be deemed given if:

(i)                 the first correspondence from Borrowers or Operating Lessees to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO ARC HOSPITALITY BALTIMORE, LLC AND ARC HOSPITALITY PROVIDENCE, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TWENTY (20) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such twenty (20) Business Day period in order to adequately review the same has been delivered; and

(ii)               if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO ARC HOSPITALITY BALTIMORE, LLC AND ARC HOSPITALITY PROVIDENCE, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such second ten (10) Business Day period.

48

4.11.3    Covenants. Each Borrower and each Operating Lessee (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, neither Borrowers nor Operating Lessees shall terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor. Upon request, Borrowers and Operating Lessees shall furnish Lender with executed copies of all Leases. Each Borrower and each Operating Lessee shall promptly send copies to Lender of all written notices of material default which such Borrower or such Operating Lessee shall receive under the Leases.

4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrowers or Operating Lessees. During the continuance of an Event of Default, Borrowers and Operating Lessees shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrowers or Operating Lessees are permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrowers shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrowers’ and/or Operating Lessees’ compliance with the foregoing.

Section 4.12        Repairs; Maintenance and Compliance; Alterations.

4.12.1    Repairs; Maintenance and Compliance. Borrowers and Operating Lessees shall at all times maintain, preserve and protect all franchises and trade names, and Borrowers and Operating Lessees shall cause the Properties to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrowers and Operating Lessees shall promptly comply with all Legal Requirements and promptly cure any violation of a Legal Requirement. Borrowers and Operating Lessee shall notify Lender in writing within three (3) Business Days after any Borrower or any Operating Lessee first receives notice of any such non-compliance. Borrowers and Operating Lessees shall promptly repair, replace or rebuild any part of any Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

49

4.12.2    Alterations. Any Borrower or any Operating Lessee may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect such Borrower’s or such Operating Lessee’s financial condition or the value or net operating income of such Property and (iii) are in the ordinary course of such Borrower’s or Operating Lessee’s business (which shall be deemed to include any work performed pursuant to a PIP). Neither Borrowers nor Operating Lessees shall perform any Material Alteration without Lender’s prior written consent. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrowers or Operating Lessees deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrowers’ and Operating Lessees’ Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold for such Property, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrowers or Operating Lessees shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrowers or Operating Lessees have provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrowers or Operating Lessees have provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrowers’ or such Operating Lessees’ satisfaction of the requirements of the preceding sentence.

Section 4.13        Approval of Major Contracts. Borrowers and Operating Lessees shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting any Property (including any material modification or termination of any Material Contract), which approval shall not, provided no Event of Default is continuing, be unreasonably withheld.

Section 4.14        Property Management.

4.14.1    Management Agreement. Each Borrower and each Operating Lessee shall use commercially reasonable efforts to (i) cause Manager to manage the Property owned by it in accordance with a Management Agreement and, for so long as the Sub-Management Agreement shall be in effect, use commercially reasonable efforts to cause Manager to cause Sub-Manager to use commercially reasonable efforts to manage the Property in accordance with the Sub-Management Agreement and the Management Agreement, (ii) diligently perform and observe all of the material terms, covenants and conditions of such Management Agreement on the part of such Borrower or such Operating Lessee to be performed and observed and, for so long as the Sub-Management Agreement shall be in effect, cause Manager to diligently perform and observe all of the material terms, covenants and conditions of the Sub-Management Agreement on the part of Manager to be performed and observed, (iii) promptly notify Lender of any default under such Management Agreement and under such Sub-Management Agreement of which it is aware, (iv) intentionally omitted, and (v) use commercially reasonable efforts to enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under its Management Agreement and cause Manager to use commercially reasonable efforts to enforce the performance and observance of all of the material covenants required to be performed and observed by Sub-Manager under the Sub-Management Agreement. If any Borrower or any Operating Lessee or Manager shall default in the performance or observance of any material term, covenant or condition of its Management Agreement or Sub-Management Agreement, as applicable, on the part of such Borrower or such Operating Lessee or Manager, as applicable, to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower or such Operating Lessee from any of its Obligations hereunder or under its Management Agreement or Manager’s obligations under the Sub-Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of such Borrower or such Operating Lessee, or of the Sub-Management Agreement on the part of Sub-Manager, to be performed or observed.

50

4.14.2    Prohibition Against Termination or Modification. Neither Borrowers nor Operating Lessees shall (i) surrender, terminate, cancel, modify, renew or extend its Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property owned by it with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under any Management Agreement, or (iv) waive or release any of its material rights and remedies under any Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrowers or Operating Lessees delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and the applicable Borrower and Operating Lessee shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form reasonably acceptable to Lender, provided, that Lender hereby acknowledges and agrees that any subordination of management agreement in substantially the form of the Assignment of Management Agreement shall be acceptable to Lender.

4.14.3    Replacement of Manager. Lender shall have the right to require Borrowers and Operating Lessees to replace the Manager with (x) a Qualified Management Company that is not an Affiliate of Borrowers or Operating Lessees, selected by Borrowers or Operating Lessees or (y) another property manager or sub-manager chosen by Borrowers or Operating Lessees and approved by Lender (provided, that such approval may be conditioned upon Borrowers or Operating Lessees delivering a Rating Agency Confirmation as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default, (ii) if Manager shall be in default under any Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds (other than, with respect to this clause (iv), actions by an employee of Manager which are immaterial and non-recurring, covered by insurance and such employee is discharged by Manager).

51

Section 4.15        Performance by Borrower; Compliance with Agreements.

(a)                Borrowers and Operating Lessees shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, any Borrower or any Operating Lessee, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower or any Operating Lessee without the prior consent of Lender.

(b)               Borrowers and Operating Lessees shall at all times comply in all material respects with all Operations Agreements. Borrowers and Operating Lessees agree that without the prior written consent of Lender, Borrowers and Operating Lessees will not materially amend, modify or terminate any of the Operations Agreements.

Section 4.16        Licenses; Intellectual Property; Website.

4.16.1    Licenses. Borrowers and Operating Lessees shall keep and maintain all Licenses necessary for the operation of the Properties as a hotel. Neither Borrowers nor Operating Lessees shall transfer any Licenses required for the operation of Properties other than pursuant to and in accordance with the terms of the Loan Documents.

4.16.2    Intellectual Property. Borrowers and Operating Lessees shall keep and maintain all Intellectual Property relating to the use or operation of the Properties and all Intellectual Property shall be held by and (if applicable) registered in the name of the applicable Borrower or Operating Lessee (other than Intellectual Property which is held by a Franchisor or any manuals and the like held by Manager). Neither Borrowers nor Operating Lessees shall Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3    Website. Any website with respect to any Property (other than Tenant websites and websites registered in the name of Franchisor) shall be maintained by or on behalf of the Borrower or Operating Lessee that owns such Property and any such website shall be registered in the name of such Borrower or Operating Lessee. Such Borrower or Operating Lessee shall not Transfer any such website without Lender’s prior consent.

Section 4.17        Further Assurances. Borrowers and Operating Lessees shall, at Borrowers’ and Operating Lessees’ sole cost and expense:

(a)                furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers and Operating Lessees pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

52

(b)               cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c)                do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

Section 4.18        Estoppel Statement.

(a)                After request by Lender, Borrowers and Operating Lessees shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) to Borrowers’ knowledge, any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)               Borrowers or Operating Lessees shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrowers and Operating Lessees shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrowers and Operating Lessees shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.

(c)                Borrowers or Operating Lessees shall use commercially reasonable efforts deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrowers shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(d)               Borrowers or Operating Lessees shall deliver to Lender, upon request, estoppel certificates from any Franchisor, in form and substance reasonably satisfactory to Lender; provided, that Borrowers and Operating Lessees shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19        Notice of Default. Each Borrower and each Operating Lessee shall promptly advise Lender of the occurrence of any Event of Default of which any Borrower or any Operating Lessee has knowledge.

Section 4.20        Cooperate in Legal Proceedings. Borrowers and Operating Lessees shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender to enforce its rights and remedies hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

53

Section 4.21        Indebtedness. Neither Borrowers nor Operating Lessees shall directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the Allocated Loan Amount of the Property owned by such Borrower and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22        Business and Operations. Each Borrower and each Operating Lessee will continue to engage in the businesses presently conducted by it as and to the extent the same are reasonably necessary for the ownership, maintenance, management and operation of the Property owned and/or leased by such Borrower and such Operating Lessee. Each Borrower and each Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property owned and/or leased by such Borrower and Operating Lessee.

Section 4.23        Dissolution. Neither Borrowers nor Operating Lessees shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Borrower or Operating Lessee except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer such Borrower or such Operating Lessee to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Borrower or such Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of such Borrower or such Operating Lessee, in each case without obtaining the prior consent of Lender.

Section 4.24        Debt Cancellation. Neither Borrowers nor Operating Lessees shall cancel or otherwise forgive or release any material claim or debt (other than the termination of Leases in accordance herewith) owed to such Borrower or such Operating Lessee by any Person, except for adequate consideration and in the ordinary course of such Borrower’s or such Operating Lessee’s business.

Section 4.25        Affiliate Transactions. Except for each Operating Lease, the Management Agreement, the Sub-Management Agreement and the Purchase Agreement, neither Borrowers nor Operating Lessees shall enter into, or be a party to, any transaction with an Affiliate of any Borrower or any Operating Lessee or any of the partners, members or shareholders, as applicable, of any Borrower or any Operating Lessee except in the ordinary course of business and on terms which are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26        No Joint Assessment. Neither Borrowers nor Operating Lessees shall suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

54

Section 4.27        Principal Place of Business. Neither Borrowers nor Operating Lessees shall change their principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28        Change of Name, Identity or Structure. Neither Borrowers nor Operating Lessees shall change such Borrower’s or such Operating Lessee’s name, identity (including its trade name or names) or convert from its current organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender. Each Borrower and each Operating Lessee shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, each Borrower and each Operating Lessee shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which such Borrower or such Operating Lessee intends to operate the Property owned and/or leased by such Borrower or Operating Lessee, and representing and warranting that such Borrower or Operating Lessee does business under no other trade name with respect to the Property owned and/or leased by such Borrower or such Operating Lessee.

Section 4.29        Costs and Expenses.

(a)                Except as otherwise expressed herein or in any of the other Loan Documents, Borrowers and Operating Lessees shall pay or, if Borrowers and Operating Lessees fail to pay, reimburse Lender upon receipt of notice from Lender, for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrowers’ and Operating Lessees’ ongoing performance of and compliance with Borrowers’ and Operating Lessees’ agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrowers or Operating Lessees; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Properties and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, any Operating Lessee, the Loan Documents, any Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from any Borrower or any Operating Lessee under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including out-of-pocket fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that in the case of each of clauses (i) through (ix) above, Borrowers and Operating Lessees shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or Servicer.

55

(b)               In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrowers and/or Operating Lessees shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)                Any costs and expenses due and payable by Borrowers or Operating Lessees hereunder which are not paid by Borrowers or Operating Lessees within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrowers or Operating Lessees. The obligations and liabilities of Borrowers and Operating Lessees under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Properties by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30        Indemnity. Borrowers and Operating Lessees shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower or any Operating Lessee of its Obligations under, or any material misrepresentation by any Borrower or any Operating Lessee contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of any Borrower or any Operating Lessee, or contained in any documentation approved by any Borrower or any Operating Lessee; (iv) ownership of any Mortgage, any Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers and Operating Lessees shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or Servicer. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers and/or Operating Lessees shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

56

Section 4.31        ERISA.

(a)                Neither Borrowers nor Operating Lessees shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)               Borrowers’ and Operating Lessees’ covenant in clause (a) above is based on the assumption that no portion of  the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which any Borrower or any Operating Lessee is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code), unless the conditions of an available prohibited transaction exemption are satisfied.

(c)                Neither Borrowers nor Operating Lessees shall (i) maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of such Borrower or such Operating Lessee to, maintain, sponsor, contribute to or become obligated to contribute to, any Title IV Plan, except as would not reasonably be expected to have a Material Adverse Effect or (ii) permit the assets of such Borrower or such Operating Lessee to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(d)               Each Borrower and each Operating Lessee shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as reasonably requested by Lender in its sole discretion, that (A) such Borrower, such Operating Lessee and Guarantors are not an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) such Borrower, such Operating Lessee and Guarantors are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of such Borrower, such Operating Lessee and Guarantors do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

57

Section 4.32        Patriot Act Compliance.

(a)                Borrowers and Operating Lessees will use their good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers, Operating Lessees and/or the Properties, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrowers’ and Operating Lessees’ compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and Operating Lessees and/or the Properties, including those relating to money laundering and terrorism. In the event that any Borrower or any Operating Lessee fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause such Borrower and/or such Operating Lessee to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgages and the other Loan Documents and shall be immediately due and payable.

(b)               No Borrower, no Operating Lessee or any owner of a direct or indirect interest in any Borrower or any Operating Lessee (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrowers in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrowers in writing is now included in “Government Lists”.

(c)                At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, any Operating Lessee or Guarantors shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in such Borrower, such Operating Lessee or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in such Borrower, such Operating Lessee or Guarantors, as applicable, with the result that the investment in such Borrower, such Operating Lessee or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower, any Operating Lessee or Guarantors, as applicable, shall be derived from any unlawful activity with the result that the investment in such Borrower, such Operating Lessee or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law; provided, that, the representations and warranties set forth in this Section 4.33(c) are made only to Borrowers’ and Operating Lessees’ knowledge with respect to the common stock in the REIT (“REIT Shares”).

58

Section 4.33        Hotel Covenants.

(a)                Borrowers and Operating Lessees shall cause each hotel located on a Property to be operated pursuant to the applicable Franchise Agreement.

(b)               Each Borrower and each Operating Lessee shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the applicable Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the applicable Franchise Agreement beyond all applicable notice and cure periods of which it is aware; (iii) promptly deliver to Lender a copy of each business plan, capital expenditures plan and default notice received by it under the applicable Franchise Agreement; and (iv) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the applicable Franchisor under the applicable Franchise Agreement.

(c)                Neither Borrowers nor Operating Lessees shall, without Lender’s prior written consent (i) surrender, terminate or cancel the Franchise Agreement; (ii) reduce or consent to the reduction of the term of the Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (iv) replace a Franchise Agreement or (v) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement.

(d)               If any Borrower or any Operating Lessee shall enter into any new or amended Franchise Agreement, Lender shall receive within thirty (30) days following the execution of such Franchise Agreement a comfort letter from the applicable Franchisor in which such Franchisor shall agree (i) that Lender shall have the right, but not the obligation, to cure any defaults under such Franchise Agreement, (ii) to give Lender written notice of, and a reasonable time to cure, any default of such Borrower or such Operating Lessee under such Franchise Agreement, (iii) not to assert against Lender any defaults which by their nature are personal to such Borrower or such Operating Lessee and not curable by Lender; (iv) to allow Lender to change managers of the hotel operated at the applicable Property; (v) that, if Lender or its Affiliate shall acquire title to the applicable Property, Lender or its Affiliate shall have an option to succeed to the interest of the applicable Borrower or applicable Operating Lessee under such Franchise Agreement (or to be granted a new license agreement on the same terms as such Franchise Agreement) without payment of any fees to such Franchisor; (vi) that such Franchise Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under such Franchise Agreement; (vii) not to modify, cancel, surrender or otherwise terminate such Franchise Agreement during the Term without the consent of Lender; and (viii) that if Lender or its Affiliate succeeds to such Borrower’s or such Operating Lessee’s interest under such Franchise Agreement, Lender may assign its rights therein to any entity which acquires such Property from Lender or its Affiliate (subject to Franchisor’s reasonable approval). The foregoing to the contrary notwithstanding, Lender will not unreasonably withhold approval of Franchisor’s standard form of “comfort letter” addressing those matters set forth above, it being agreed and understand that the comfort letter delivered by Franchisor to Lender in connection with the closing of the Loan is deemed acceptable to Lender.

59

(e)                Without in any way limiting the covenants set forth in the Loan Documents, each Borrower and each Operating Lessee shall, for so long as any Property is subject to a Franchise Agreement, operate such Property in accordance with the terms and conditions of such Franchise Agreement and at any other time:  (i) cause the hotel located on the applicable Property to be operated, repaired and maintained as a well-maintained “first-class hotel” which shall mean a hotel providing amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the applicable Property, taking into consideration the age and location of the hotel located on the applicable Property and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the applicable Property and at levels sufficient for the operation of the hotel located on the applicable Property at full occupancy levels.

Section 4.34        Operating Lease. Borrowers and Operating Lessees shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under each Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default of any material term under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of each capital expenditures report and default notice received or sent by it under any Operating Lease; and (iv) promptly enforce in accordance with commercially reasonable practices the performance and observance of all of the material covenants required to be performed and observed by it under each Operating Lease. Without Lender’s prior consent, neither Borrowers nor Operating Lessees shall (i) surrender, terminate or cancel any Operating Lease; (ii) reduce or consent to the reduction of the term of any Operating Lease; (iii) materially increase or consent to the material increase of the amount of any charges under any Operating Lease; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, any Operating Lease or (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Operating Lease if such default permits any party thereto to terminate or cancel such Operating Lease.

Article 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1            Insurance.

5.1.1        Insurance Policies.

(a)                Each Borrower and/or each Operating Lessee, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for such Borrower and such Operating Lessee and the Property or Properties owned by such Borrower and leased by such Operating Lessee, providing at least the following coverages:

60

(i)                 Casualty insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at such Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as reasonably required by Lender. In addition, each Borrower and/or each Operating Lessee shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (provided that Lender shall not require earthquake insurance unless such Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)               commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with an annual aggregate of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) such Property and operations; (2) products and completed operations on an “if any” basis; (3) Independent contractors; and (4) contractual liability for all legal contracts to the extent the same is available;

61

(iii)             rental loss and/or business income interruption insurance (A) intentionally omitted; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from such Property for a period of eighteen (18) months from the date of physical loss to such Property. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the Gross Revenue from such Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)             at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)               workers’ compensation, subject to the statutory limits of the state in which such Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about such Property, or in connection with such Property or its operation (if applicable);

(vi)             comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)           umbrella liability insurance in addition to primary coverage in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)         motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender;

62

(ix)             windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as agreed to by Lender in writing;

(x)               insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from the Properties and with a deductible not greater than Fifty Thousand and No/100 Dollars ($50,000.00);

(xi)             upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to such Property located in or around the region in which such Property is located; and

(xii)           Notwithstanding anything to the contrary contained in this Section 5.1.1(a), if, at any time, the Policies (as defined below) maintained by the Garage Owner (as defined in the Providence REA) or Commercial (as defined in the Baltimore REA), with respect to the Commercial Building Garage (as defined in the Baltimore REA), do not comply with the requirements set forth in this Section 5.1 (including as to the providers of such insurance), then Borrowers shall immediately notify Lender thereof in writing and shall, at Borrowers’ sole cost and expense, immediately procure and maintain on behalf of the Garage Owner or Commercial (as applicable), to the extent commercially obtainable by Borrowers or Operating Lessees, either (x) “primary” insurance coverage in the event that Garage Owner or Commercial (as applicable) does not provide the applicable insurance coverage required in this Section 5.1 or (y) “excess and contingent” insurance coverage in the event that the Garage Owner or Commercial (as applicable) does not have sufficient insurance coverage as required by this Section 5.1, in each case, in “concurrent form” with the policies obtained by Garage Owner or Commercial (as applicable), over and above any other valid and collective coverage then in existence, as shall be necessary to bring such insurance coverage into material compliance with all of the terms and conditions of this Section 5.1. Lender hereby acknowledges that, based on the certificates of insurance provided by Borrowers, the insurance maintained by Garage Owner and Commercial are in compliance, as of the Closing Date, with the terms of the applicable Operations Agreement and this Section 5.1.

(b)               All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Borrowers will provide evidence of renewal coverage prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence reasonably satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by each Borrower or each Operating Lessee to Lender at the address below (or to such other Person as Lender shall designate from time to time by notice to Borrowers or Operating Lessees).

(c)                Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

63

(d)               All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name the applicable Borrower and the applicable Operating Lessee as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, terrorism, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for such Borrower or such Operating Lessee to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if any Borrower or any Operating Lessee obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)                All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i)                 no act or negligence of any Borrower or any Operating Lessee, or anyone acting for any Borrower or any Operating Lessee, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned to the extent such coverage is provided in standard Insurance Services Organization policies;

(ii)               the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii)             Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)             the issuers thereof and/or Borrowers shall give notice to Lender if the Policies have not been renewed ten (10) days prior to its expiration; and

(f)                If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to the applicable Borrower or Operating Lessee, to take such action as Lender deems necessary to protect its interest in the applicable Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g)               In the event of foreclosure of the Mortgages or other transfer of title to the Properties in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrowers and Operating Lessees in and to the Policies that are not blanket Policies then in force concerning the Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

64

(h)               The property insurance, public liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrowers and/or Operating Lessees shall maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), and (iii) above (or at least not specifically excluding same) at all times during the term of the Loan.

(i)                 Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, in the event that such coverage with respect to terrorist acts is not included as part of the “Special Form” property policy required by subsection (a)(i) above, such Borrower and/or such Operating Lessee shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above, or such limit reasonably acceptable to Lender; provided that such coverage is available. Borrowers and/or Operating Lessees shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrowers and/or Operating Lessees shall obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, (i) “Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the Property and business interruption/rental loss insurance required under the Loan Documents at the time that such terrorism coverage is excluded from the applicable Policy.

5.1.2        Insurance Company. All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies licensed to do business in the state where the Properties are located, with (1) a financial strength and claims paying ability rating of (x) “A-” or better by S&P, (y) if rated by Moody’s, “A2” or better by Moody’s or (z) if rated by any Rating Agencies other than S&P or Moody’s, equivalent ratings (to the ratings specified in the immediately preceding subclauses (x) and (y)) by all such other Rating Agencies, and (2) a rating of A:X or better in the current Best’s Insurance Reports; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the Lender and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that no Borrower, Operating Lessee, Lender or any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, except ten (10) days for nonpayment, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of such Property, but in no event in excess of an amount reasonably acceptable to Lender; and (vii) shall be reasonably satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. No insurance policy required hereunder shall include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals; provided that, for so long TRIPRA is in effect, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. In addition to the insurance coverages described in Section 5.1.1 above, Borrowers and/or Operating Lessees shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrowers or Operating Lessees) within ten (10) Business Days after Lender’s written request to Borrowers or Operating Lessees for such copies:

65

GERMAN AMERICAN CAPITAL CORPORATION

60 Wall Street, 10th Floor

New York, NY 10005

Attn: Mary Brundage

Borrowers and/or Operating Lessees shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that no Borrower or Operating Lessee shall be required to pay such Insurance Premiums or furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrowers and/or Operating Lessees shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2            Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers and Operating Lessees shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrowers and Operating Lessees, regardless of whether insurance proceeds are available, shall, subject to Section 2.4.4(b) hereof, promptly proceed to restore, repair, replace or rebuild the affected Property in accordance with Legal Requirements so that the applicable Property resembles, as nearly as possible, to the extent practicable, the condition such Property immediately prior to such Casualty. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrowers and/or Operating Lessees. In the event of a Casualty where the loss does not exceed the Threshold Amount for such Property. Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Threshold Amount or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which shall not be unreasonably withheld) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. Except as set forth above in this Section 5.2, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrowers and/or Operating Lessees settle such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrowers, Operating Lessees or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrowers and/or Operating Lessees shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Each Borrower and each Operating Lessee hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty (except to the extent such liability arises by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender).

66

Section 5.3            Condemnation. Borrowers and Operating Lessees shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of any Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrowers and Operating Lessees shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrowers and Operating Lessees shall, at their expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, in the event of a Condemnation with respect to a Property where the amount of the taking does not exceed the Threshold Amount for such Property, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation with respect to a Property where the amount of the taking exceeds the Threshold Amount for such Property or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a condemning authority, Borrowers and Operating Lessees shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

67

Section 5.4            Restoration. The following provisions shall apply in connection with the Restoration:

(a)                If the Net Proceeds shall be less than, with respect to the affected Property, two percent (2%) of the Allocated Loan Amount for such Property, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrowers upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrowers and Operating Lessees deliver to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)               If the Net Proceeds are equal to or greater than, with respect to the affected Property, two percent (2%) of the Allocated Loan Amount for such Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)                 The Net Proceeds shall be made available to Borrowers and Operating Lessees for Restoration upon the determination of Lender, in its sole discretion, that the following conditions are met:

(A)             no Event of Default shall have occurred and be continuing;

(B)              (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the affected Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;

(C)              Borrowers and Operating Lessees shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in Lender’s reasonable discretion;

68

(D)             Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrowers;

(E)              Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (i) the date six (6) months prior to the Stated Maturity Date, (ii) the earliest date required for such completion under the terms of any Lease, (iii) such time as may be required under applicable Legal Requirements or (iv) four (4) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(F)               Lender shall be satisfied that the Restoration will be completed in accordance with any requirements under any applicable Franchise Agreement;

(G)             the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)             the Restoration shall be done and completed by Borrowers and Operating Lessees in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)                such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the affected Property or the related Improvements;

(J)                the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 1.45 to 1.00;

(K)             the LTV Percentage after giving effect to the Restoration, shall be equal to or less than sixty percent (60%);

(L)              with respect to the RI Property, the Garage Owner (as defined in the Providence REA) elects to rebuild and restore the RI Property;

(M)            Borrowers and/or Operating Lessees shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrowers’ and/or Operating Lessees’ architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(N)             the Net Proceeds together with any cash or cash equivalent deposited by Borrowers or Operating Lessees with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

69

(ii)               The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrowers or Operating Lessees from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy for the affected Property.

(iii)             With respect to a Casualty or a Condemnation of a Property where the Net Proceeds in respect of such Property are equal to or greater than the Threshold Amount, all plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an Independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance in each case not to be unreasonably withheld. Borrowers shall assign to Lender the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All reasonable and actual costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrowers or Operating Lessees.

(iv)             In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrowers or Operating Lessees from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has completed, to the reasonable satisfaction of Lender, all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the affected Property, and (iii) Lender receives an endorsement to the Title Insurance Policy for the affected Property insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

70

(v)               Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)             If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable determination of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers or Operating Lessees shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrowers, provided no Event of Default shall have occurred and shall be continuing.

(c)                Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of any Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrowers as otherwise expressly provided in this Section 5.4. Provided that no Event of Default is continuing, in no event shall any Prepayment Fee or any other prepayment premium, penalty or fee be payable in connection with any payment made pursuant to this Section 5.4(c).

71

(d)               All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrowers for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrowers shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee and any applicable Liquidated Damages Amount; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee or Liquidated Damages Amount shall be payable.

(e)                In the event of foreclosure of any Mortgage, or other transfer of title to any Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrowers and Operating Lessees in and to the Policies that are not blanket Policies then in force concerning such Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)                Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrowers or Operating Lessees propose be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrowers and Operating Lessees, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrowers and Operating Lessees have demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

Article 6

CASH MANAGEMENT AND RESERVE FUNDS

72

Section 6.1            Cash Management Arrangements. Each Borrower and each Operating Lessee shall cause all Rents relating to its Property (i) to be transmitted directly by non-residential Tenants of such Property and (ii) in the nature of sums payable by issuers of credit cards accepted at such Property, to be transmitted directly by such issuer into a trust account (the “Clearing Account”) established and maintained by Borrowers and/or Operating Lessees at a local bank selected by Borrowers and/or Operating Lessees and reasonably approved by Lender (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if Borrowers, Operating Lessees, Manager or Sub-Manager receives any Gross Revenue from the Properties, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrowers, Operating Lessees, Manager or Sub-Manager, and (iii) each Borrower, each Operating Lessee, Manager or Sub-Manager shall deposit such amounts in the Clearing Account within three (3) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and neither Borrowers nor Operating Lessees shall have any right of withdrawal therefrom. Borrowers and/or Operating Lessees shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2            Intentionally Omitted.

Section 6.3            Tax Funds.

6.3.1        Deposits of Tax Funds. Borrowers shall deposit with Lender (i) on the Closing Date, an amount equal to $619,027.50 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $167,605.90, which amount shall, subject to the last sentence of this Section 6.3.1, be adjusted to account for changes in the amount of Taxes payable by Borrowers, including, without limitation, if the RI Property is taxed separately from the property owned by Garage Owner), in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrowers of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided, that if Borrowers or Operating Lessees receive notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrowers will deposit with or on behalf of Lender such amount within one (1) Business Day after its receipt of such notice.

6.3.2        Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Taxes. In making any payment relating to Taxes and provided that no Trigger Period exists, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrowers.

73

Section 6.4            Insurance Funds.

6.4.1        Deposits of Insurance Funds. Borrowers shall deposit with or on behalf of Lender on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.4.2        Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrowers shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums and provided that no Trigger Period exists, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrowers.

6.4.3        Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy.  As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.

Section 6.5            Intentionally Omitted.

74

Section 6.6            PIP Reserve.

6.6.1        Deposit of PIP Funds. Borrowers shall deposit with Lender an amount equal to $1,775,000 on the Closing Date (the “PIP Funds”) into an Account (the “PIP Reserve Account”), which PIP Funds shall be disbursed and applied in accordance with Section 6.6.2 below.

6.6.2        Release of PIP Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse PIP Funds to Borrowers out of the PIP Reserve Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for PIP Costs; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are PIP Costs, and a description thereof, (2) stating that all PIP Costs to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the PIP Costs (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of PIP Funds have been used to pay the previously identified PIP Costs, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the PIP Costs and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, for any disbursement in excess of $50,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender or otherwise constituting a Permitted Encumbrance, and (E) such other evidence as Lender shall reasonably request to demonstrate that the PIP Costs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers) and (iii) if such disbursement request is for $50,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ expense) performance of the work associated with such PIP Cost.

Section 6.7            Intentionally Omitted.

Section 6.8            Intentionally Omitted.

Section 6.9            FF&E Reserve Funds.

6.9.1        Deposits of FF&E Reserve Funds. Borrowers shall deposit with or on behalf of Lender on each Monthly Payment Date an amount equal to four percent (4.0%) of the Rents for each Property for the prior month for Approved Capital Expenditures and the repair and replacement of the FF&E (such Approved Capital Expenditures and FF&E, collectively the “FF&E Work”) that may be incurred following the date hereof, which amounts shall be transferred into an Account established (the “FF&E Reserve Account”). Lender may from time to time reassess its estimate of the required monthly amount necessary for the FF&E Work and, upon notice to Borrowers, Borrowers shall be required to deposit with or on behalf of Lender each month such reassessed amount, which shall be transferred into the FF&E Reserve Account. Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 6.9.1 are referred to herein as the “FF&E Reserve Funds”.

75

6.9.2        Release of FF&E Reserve Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse FF&E Reserve Funds to Borrowers out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved FF&E Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenditure, and a description thereof, (2) stating that all Approved FF&E Expenditure (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved FF&E Expenditure to be funded have not been the subject of a previous disbursement, (4) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenditure, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved FF&E Expenditure and not previously delivered to Lender, (C) copies of appropriate lien waivers or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, for disbursement requests in excess of $50,000, a title search for the applicable Property indicating that the applicable Property is free from all Liens, claims and other encumbrances not previously approved by Lender or otherwise constituting a Permitted Encumbrance, (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved FF&E Expenditure to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers and (iii) if such disbursement request is for $50,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ expense) performance of the work associated with such Approved FF&E Expenditure.

Section 6.10        Casualty and Condemnation Account. Borrowers shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.10 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.11        Cash Collateral Funds. If a Trigger Period shall be continuing (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.11 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period, be added to the Rents disbursed on the next Monthly Payment Date pursuant to Section 6.12.1 Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due hereunder.

76

Section 6.12        Property Cash Flow Allocation.

6.12.1    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)                 First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)               Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;

(iii)             Third, to Borrowers, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(iv)             Fourth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount, applied to the payment of interest computed at the Interest Rate;

(v)               Fifth, to the FF&E Reserve Account, to make the required payments of FF&E Reserve Funds as required under Section 6.9;

(vi)             Sixth, to Lender, of any other amounts then due and payable under the Loan Documents;

(vii)           Seventh, to Borrowers, payments for Additional Approved Operating Expenses, if any;

(viii)         Eighth, if a New Mezzanine Loan (or any portion thereof) is outstanding and a Trigger Period is continuing (other than a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing), to make payments in the amount of the monthly debt service payment payable under the terms of the New Mezzanine Loan, to the lender under the New Mezzanine Loan;

(ix)             Lastly all amounts remaining after payment of the amounts set forth in clauses (i) through (viii) above (the “Available Cash”):

(A)             during a Trigger Period (other than a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing), to the Cash Collateral Account to be held or disbursed in accordance with Section 6.11; or

77

(B)              during a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing, to the lender under the New Mezzanine Loan, to be applied in accordance with the New Mezzanine Loan Documents, to pay any amount due to the lender under the New Mezzanine Loan, before any remainder is disbursed to the applicable New Mezzanine Loan Borrower; or

(C)              provided no Trigger Period is continuing, disbursed to Borrowers on a weekly basis.

Notwithstanding the foregoing and provided no Trigger Period is continuing, with respect to each Interest Period, if Lender determines that funds deposited into the Deposit Account during the then-current Interest Period will be sufficient to make the required payments referred to in the foregoing clauses (i) and (ii) on the next occurring Monthly Payment Date and that there will be funds remaining in the Deposit Account after such payments are made, then Lender shall disburse such amounts referred to in the foregoing clause (iii) to Borrowers on a weekly basis.

Notwithstanding the foregoing and provided no Trigger Period is continuing, with respect to each Interest Period, if Lender determines that funds deposited into the Deposit Account during the then-current Interest Period will be sufficient to make the required payments referred to in the foregoing clauses (i) through (vi) on the next occurring Monthly Payment Date and that there will be funds remaining in the Deposit Account after such payments are made, then Lender shall disburse such amounts referred to in the foregoing clause (vii) to Borrowers on a weekly basis.

6.12.2    Failure to Make Payments. The failure of Borrowers or Operating Lessees to make all of the payments required under clauses (i) through (viii) of Section 6.12.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.12.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.13        Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrowers and Operating Lessees of all other terms, conditions and provisions of the Loan Documents, each Borrower and each Operating Lessee hereby pledges and assigns to Lender, and grants to Lender a security interest in, all such Borrower’s and such Operating Lessee’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Each Borrower and each Operating Lessee hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Neither Borrowers nor Operating Lessees shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Liens of the Mortgages or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account (other than in the Tax Account and the Insurance Account) shall accrue for the benefit of Borrowers and shall be taxable to Borrowers. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrowers.

78

Article 7

PERMITTED TRANSFERS

Section 7.1            Permitted Transfer of the Entire Property.

(a)                Notwithstanding the provisions of Sections 4.2 and 4.3, Borrowers shall have, following the earlier to occur of (i) a Securitization of the Loan and (ii) March 21, 2017, the right to convey the Properties to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrowers’ obligations under the Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)               Transfer and Assumption shall be subject to the following conditions:

(i)                 Borrowers have provided Lender with not less than forty five (45) days prior written notice, which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)               no Event of Default has occurred and is continuing;

(iii)             Transferee Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;

(iv)             Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with an equity ownership interest in the Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity (which net worth and liquidity shall be deemed satisfied if such net worth and liquidity satisfies the Guarantor Financial Covenants), is reasonably acceptable to Lender;

79

(v)               the Properties shall be managed and, if applicable, sub-managed, by a Qualified Management Company or by a property manager reasonably acceptable to Lender;

(vi)             Transferee Borrower shall have executed and delivered to Lender an assumption agreement that would be satisfactory to a prudent lender;

(vii)           each replacement guarantor and indemnitor is an Approved Replacement Guarantor;

(viii)         each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantors on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantors on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantors agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);

(ix)             Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower and each Approved Replacement Guarantor;

(x)               satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns an equity interest in Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(xi)             Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan);

(xii)           counsel to Transferee Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion if required by the applicable Rating Agencies);

(xiii)         Borrowers shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to each Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;

80

(xiv)         Transferee Borrower and/or Borrowers, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to 0.50% of the Outstanding Principal Balance;

(xv)           if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the New Mezzanine Loan;

(xvi)         Borrowers shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrowers post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvii)       Borrowers shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).

Section 7.2            Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)                a Lease entered into in accordance with the Loan Documents and any Hotel Transaction;

(b)               a Transfer and Assumption in accordance with Section 7.1;

(c)                a Permitted Encumbrance;

(d)               a Property sale pursuant to Section 2.5.2;

(e)                in addition to, and without limiting any other Permitted Transfer hereunder, the transfer of publicly traded shares in any indirect equity owner of Borrower;

(f)                in addition to, and without limiting any other Permitted Transfer hereunder, provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in any Borrower or any Operating Lessee shall be permitted without Lender’s consent provided that:

(i)                 such Transfer shall not (x) cause the transferee (other than ARC OP), together with its Affiliates, to increase its direct or indirect interest in any Borrower or any Operating Lessee to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of any Borrower or any Operating Lessee;

(ii)               Each Borrower and each Operating Lessee shall continue to be a Special Purpose Bankruptcy Remote Entity;

81

(iii)             if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Borrower or any Operating Lessee to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrowers shall provide to Lender thirty (30) days prior written notice thereof;

(iv)             after giving effect to such Transfer, ARC OP shall continue to control the day to day operations of Borrowers and each Operating Lessee and shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) of Borrowers and Operating Lessees; and

(v)               the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies; and/or

(g)               in addition to, and without limiting any other Permitted Transfer hereunder, a Transfer of a direct or indirect interest in any Borrower or any Operating Lessee shall be permitted without Lender’s consent provided that:

(i)                 such Transfer shall not cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Borrower or any Operating Lessee to an amount which equals or exceeds ten percent (10%);

(ii)               after giving effect to such Transfer, ARC OP shall continue to control the day to day operations of Borrowers and each Operating Lessee and shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) of Borrowers and Operating Lessees; and

(iii)             Each Borrower and each Operating Lessee shall continue to be a Special Purpose Bankruptcy Remote Entity;

(h)               in addition to, and without limiting any other Permitted Transfer hereunder, provided that no Event of Default has occurred and is then continuing, a Transfer of a direct or indirect interest in ARC OP shall be permitted without Lender’s consent provided that:

(i)                 at all times ARC OP shall be controlled by one or more Qualified Equityholders;

(ii)               Borrowers shall provide to Lender thirty (30) days prior written notice thereof;

(iii)             upon Lender’s request, Borrowers shall give Lender copies of all instruments effecting such Transfer;

(iv)             Each Borrower and each Operating Lessee shall continue to be a Special Purpose Bankruptcy Remote Entity; and

(v)               the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies; and

82

(i)                 in addition to, and without limiting any other Permitted Transfer hereunder, the sale, transfer or issuance of REIT Shares (including, without limitation, any creation or issuance of new REIT Shares), provided that at the time of such Transfer, such REIT Shares are listed on the New York Stock Exchange, the NASDAQ Stock Market or another nationally-recognized stock exchange or the REIT Shares are traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations and registered with the Securities and Exchange Commission.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, (A) the then-current Guarantor no longer directly or indirectly Controls Borrowers and/or Operating Lessees, ARC OP may be replaced by one or more Approved Replacement Guarantors and/or (B) the then-current Guarantor no longer directly or indirectly Controls Borrowers and/or Operating Lessees and no longer owns any direct or indirect interest in any Borrower and/or any Operating Lessee, ARC OP shall be replaced by one or more Approved Replacement Guarantors; and, in each case, such Approved Replacement Guarantor shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantors on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantors on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

Notwithstanding anything to the contrary contained in this Section 7.2, (i) no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Franchise Agreement and (ii) no Permitted Transfer made pursuant to clauses (e) through (i) shall require any fee to Servicer or Lender (other than costs and expenses that may be required pursuant to Section 7.3).

Section 7.3            Cost and Expenses; Searches; Copies.

(a)                Borrowers shall pay all costs and expenses of Lender in connection with any Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)               Borrowers shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer.

(c)                In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrowers or Operating Lessees immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower or Operating Lessee as of the Closing Date), Borrowers shall deliver (and Borrowers shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

83

Article 8

DEFAULTS

Section 8.1            Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)                 if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D)  the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the Reserve Funds is not made on the required deposit date therefor, unless, in the case of this subclause (F) only, sufficient funds are available in the relevant Account on the applicable date for application thereto in accordance with the terms and conditions of the Loan Documents;

(ii)               if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrowers or Operating Lessee;

(iii)             if any of the Taxes or Other Charges are not paid prior to the date on which penalties and interest would be due or the date on which they would otherwise be delinquent (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);

(iv)             if the Policies are not kept in full force and effect, or if copies of the certificates evidencing the Policies (or certified copies of the Policies if requested by Lender) are not delivered to Lender within thirty (30) days after written request therefor, which period may be extended upon request of Borrowers, provided Borrowers are diligently pursuing such certificates (or certified copies of the Policies, as the case may be), such additional period not to exceed ninety (90) days;

(v)               if any Borrower or any Operating Lessee Transfers or otherwise encumbers any portion of the Property or the Collateral in violation of the provisions of this Agreement;

(vi)             if any certification, representation or warranty made by any Borrower, any Operating Lessee or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document prepared by, or on behalf of, Borrowers or Operating Lessees and furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that if (A) such misrepresentation was not intentional and is not reasonably likely to have a Material Adverse Effect, and (B) the condition causing the representation or warranty to be false is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrowers from Lender;

84

(vii)           if any Borrower, any Operating Lessee or any Guarantor shall make an assignment for the benefit of creditors; provided, however, that with respect to Guarantors only, no Event of Default shall be deemed to have occurred pursuant to this clause (vii) if the applicable Guarantor shall have delivered the New Guarantor Documents to Lender on or prior to the date that is ninety (90) days after such assignment for the benefit of creditors;

(viii)         if a receiver, liquidator or trustee shall be appointed for any Borrower, any Operating Lessee or any Guarantor or if any Borrower, any Operating Lessee or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any Operating Lessee or any Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any Operating Lessee or any Guarantor shall be instituted, or if any Borrower or any Operating Lessee is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Borrower or such Operating Lessee, or any Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing; provided, further, that with respect to Guarantors only, no Event of Default shall be deemed to have occurred pursuant to this clause (viii) if the applicable Guarantor shall have delivered the New Guarantor Documents to Lender on or prior to the expiration of such ninety (90) day period;

(ix)             if any Borrower or any Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)               if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that no Event of Default shall be deemed to have occurred (A) if such untruth was inadvertent, immaterial and non-recurring, (B) if such untruth is curable, Borrowers and/or Operating Lessees shall promptly cure the same within ten (10) Business Days of the earlier to occur of (y) receipt of notice from Lender and (z) the discovery of such untruth by such Borrower and/or such Operating Lessee and (C) within thirty (30) days of the request by Lender, Borrowers and/or Operating Lessees cause their legal counsel to deliver a revised or updated substantive non-consolidation opinion to the effect that the failure of such assumption to be true shall not in any material manner impair, negate or amend the opinions rendered in the substantive non-consolidation opinion most recently delivered to Lender in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion;

85

(xi)             a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof; provided, however, that any breach with respect to Section 4.4 shall not result in an Event of Default hereunder if (A) such breach was unintentional, non-recurring and immaterial, (B) such breach is susceptible to cure and is cured within ten (10) days after the earlier to occur of (1) notice from Lender and (2) Borrower or Operating Lessee discovers such unintentional, non-recurring and immaterial breach and (C) within thirty (30) days after the commencement of the ten (10) day time period set forth in clause (B), Borrower or Operating Lessee shall cause counsel to deliver to Lender a new Insolvency Opinion to the effect that such breach shall not, in any material manner, impair, negate or amend the opinions rendered in the then-most recently delivered Insolvency Opinion in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies;

(xii)           if any Borrower or any Operating Lessee shall be in default beyond all applicable notice and cure periods under any mortgage or security agreement covering any part of any Property whether it be superior, pari passu or junior in Lien to such Mortgage;

(xiii)         subject to Borrowers’ right to contest set forth in Section 4.3 of this Agreement, if any Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xiv)         the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, if such consent is required under the terms of this Agreement or any other Loan Document;

(xv)           except as otherwise expressly permitted under the terms of the Loan Documents, if, without Lender’s prior written consent, (i) a Management Agreement is terminated, (ii) the ownership, management or control of Manager is transferred and such successor Manager is not a Qualified Manager, (iii) there is a material change in a Management Agreement, or (iv) if there shall be a material default by any Borrower or any Operating Lessee under any Management Agreement beyond any applicable notice or grace period;

(xvi)         if any Borrower, any Operating Lessee or any Person owning a Controlling interest in any Borrower or any Operating Lessee or any Person owning ten percent (10%) or more direct or indirect ownership interest in any Borrower or any Operating Lessee (other than holders of shares in publicly traded entities) shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvii)       a breach of any representation, warranty or covenant contained Section 3.1.18 hereof;

(xviii)     except as otherwise expressly permitted under the terms of the Loan Documents, if without Lender’s prior consent, there is any material change in the Franchise Agreement (or any successor franchise agreement);

86

(xix)         if a default by any Borrower or any Operating Lessee has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any successor franchise agreement) if such default permits the Franchisor to terminate or cancel the Franchise Agreement (or any successor franchise agreement);

(xx)           if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrowers, Operating Lessees, Guarantors or the Properties; or

(xxi)         if Borrowers and/or Operating Lessees shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxii) above, and such Default shall continue for ten (10) days after notice to Borrowers or Operating Lessees from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrowers or Operating Lessees from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrowers or Operating Lessees shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrowers or Operating Lessees in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

Section 8.2            Remedies.

8.2.1        Acceleration. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrowers and Operating Lessees hereby expressly waive any such notice or demand), that Lender deems advisable to protect and enforce its rights against any or all Borrowers or Operating Lessees and in and to the Properties, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers, Operating Lessees and the Properties, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrowers and Operating Lessees hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrowers and Operating Lessees hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2        Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers and Operating Lessees under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers and Operating Lessees or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower or any Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower or any Operating Lessee shall not be construed to be a waiver of any subsequent Default or Event of Default by such Borrower or such Operating Lessee or to impair any remedy, right or power consequent thereon.

87

8.2.3        Severance.

(a)                During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage in any manner and for any amounts secured by such Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrowers or Operating Lessees default beyond any applicable grace or cure period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose any Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by any Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, each Property shall remain subject to a Mortgage to secure payment of the sums secured by such Mortgage and not previously recovered.

(b)               Following the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. In the event that any applicable Borrower fails to execute and deliver such documents described in this Section 8.2.3(b) to Lender within three (3) Business Days following such written notice by Lender, and Lender sends a second notice to such Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 3 BUSINESS DAYS”, then Lender, as such Borrower’s true and lawful attorney shall have the right in its name and stead to make and execute all such documents, all as fully and effectually as such Borrower might or could do, such Borrower ratifying all that such attorney shall do by virtue thereof, if such Borrower fails to execute and deliver such documents within three (3) Business Days of receipt of such second notice. Subject to Section 9.4 hereof, (i) Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date.

88

(c)                During the continuance of an Event of Default, any amounts recovered from the Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4        Lender’s Right to Perform. During the continuance of an Event of Default, if any Borrower or any Operating Lessee fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after such Borrower’s or such Operating Lessee’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrowers to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower or any Operating Lessee of any such failure.

Article 9

SALE AND SECURITIZATION OF MORTGAGES

Section 9.1            Sale of Mortgages and Securitization. Subject to Section 9.4 hereof:

(a)                Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

89

(b)               If requested by Lender, Borrowers and Operating Lessees shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)                 (A) provide updated financial and other information with respect to each Property, the business operated at each Property, each Borrower, each Operating Lessee, the Manager and (if a sub-management agreement then exists) Sub-Manager, including, without limitation, the information set forth on Exhibit A attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to each Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of each Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)               provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to each Property, the Loan Documents, and each Borrower, each Operating Lessee and their Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii)             provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)             (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrowers or Operating Lessees with respect to information contained therein that was furnished to Lender by or on behalf of Borrowers or Operating Lessees in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrowers and Operating Lessees and Guarantors, operating statements and rent rolls with respect to the Properties, and (B) within three (3) Business Days following Borrowers’ receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)                If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrowers or Operating Lessees alone or Borrowers or Operating Lessees and one or more Affiliates of Borrowers or Operating Lessees (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrowers shall furnish to Lender upon request the following financial information:

90

(i)                 if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for each Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)               if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to each Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Properties are the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) were acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)               Further, if requested by Lender, Borrowers and Operating Lessees shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant under any Lease at any Property if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants under any Lease within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants under any Lease would constitute a Significant Obligor. Borrowers and Operating Lessees shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants under any Lease meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

91

(e)                If Lender determines that Borrowers or Operating Lessees alone or Borrowers or Operating Lessees and one or more Affiliates of any Borrowers or any Operating Lessees collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrowers shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)                Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)                 with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)               with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of each Borrower and Operating Lessee and (2) not later than seventy-five (75) days after the end of each Fiscal Year of each Borrower and Operating Lessee.

(g)               If requested by Lender, Borrowers and Operating Lessees shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(h)               If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrowers and Operating Lessees shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate of all the Properties (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base.

(i)                 All financial statements provided by Borrowers and Operating Lessees pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower and/or Operating Lessee, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph. Notwithstanding anything to the contrary contained in this Section 9.1(i), in lieu of the financial statements required pursuant to this Section 9.1(i), Borrowers and/or Operating Lessees may deliver financial statements of REIT, to the extent all of the information described in this Section 9.1(i) is included in such REIT financial statements and to the extent that such Borrower and/or Operating Lessee financial information are included in a consolidated financial statement of REIT, within the time periods set forth in this Section 9.1; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Borrower, Operating Lessee and each Property from the REIT and such consolidated financial statements shall be certified as true, correct and complete in all material respects by the chief financial officer of REIT.

92

Section 9.2            Securitization Indemnification.

(a)                Borrowers and Operating Lessees understand that information provided to Lender by Borrowers, Operating Lessees and their agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrowers and Operating Lessees also understand that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)               Borrowers and Operating Lessees hereby agree to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by any Borrower or any Operating Lessee and its agents, counsel and representatives, (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by any Borrower or any Operating Lessee in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrowers and Operating Lessees also agree to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrowers’ and Operating Lessees’ liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrowers or Operating Lessees in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrowers and Operating Lessees, operating statements and rent rolls with respect to the Properties (in each case as such information existed on the date the same was first furnished to Lender or on such later date as any update to such information was furnished to Lender by or on behalf of Borrower, as the case may be), and provided, further, that Borrower shall have no liability under this Section 9.2(b) to the extent that any Indemnified Party or any other Person failed to accurately transcribe Provided Information or to include any portions of the Provided Information in the applicable Disclosure Document. This indemnification provision will be in addition to any liability which Borrowers or Operating Lessees may otherwise have. Borrowers and Operating Lessees acknowledge and agree that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrowers, Operating Lessees and Guarantors shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrowers and Operating Lessees under this Section 9.2(b).

93

(c)                In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrowers and Operating Lessees agree to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of any Borrower or any Operating Lessee in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of any Borrower or any Operating Lessee, operating statements and rent rolls with respect to any Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

94

(d)               Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)                In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and applicable Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrowers and Operating Lessees hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

95

(f)                The liabilities and obligations of both Borrowers, both Operating Lessees and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3            Severance. Subject to Section 9.4 hereof:

9.3.1        Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrowers and Operating Lessees (at no material cost to Borrowers and Operating Lessees) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that, in each such instance, (A) the Outstanding Principal Balance of all notes (or components of such notes) immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all notes (or components of such notes) immediately after the effective date of such modification (and throughout the remaining Term) equals the interest rate of the original Note immediately prior to such modification and (B) the notes (or components of such notes) shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep”. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2        New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Interest Payment Amount of the Loan to the Loan and such New Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that, in each such instance (A) the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) (and throughout the Term) equals the interest rate of the original Note immediately prior to such modification and (B) the Loan and such New Mezzanine Loan(s) shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep”. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrowers shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower.

96

9.3.3        Cooperation; Execution; Delivery. Borrowers and Operating Lessees shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrowers and Operating Lessees shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event any Borrower or any Operating Lessee fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, each Borrower and each Operating Lessee hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, each Borrower and each Operating Lessee hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgages and the other Loan Documents if any Borrower or any Operating Lessee fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

Section 9.4            Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrowers shall not be required to incur any costs or expenses in the performance of its obligations under Sections 9.1(a) or (b) or Section 9.3 above other than expenses of Borrowers’ counsel of up to $50,000.

Article 10

MISCELLANEOUS

Section 10.1        Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of any Borrower and/or any Operating Lessee to perform and observe the Obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against such Borrower or such Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in all or any of the Properties, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against a Borrower or an Operating Lessee only to the extent of such Borrower’s or such Operating Lessee’s interest in the Properties, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against a Borrower or an Operating Lessee in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name one or more Borrowers or Operating Lessees as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignments of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against all or any of the Borrowers or Operating Lessees in order to fully realize the security granted by any Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all or any of the Properties; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers or Operating Lessees by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) (collectively, “Losses”) arising out of or in connection with the following (all such liability and obligation of Borrowers and Operating Lessees for any Losses for or all of the following being referred to herein as “Borrowers’ Recourse Liabilities”):

97

(i)                 fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of any Borrower, any Operating Lessee or any Guarantor in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)               gross negligence or willful misconduct of any Borrower, any Operating Lessee or any Guarantor in connection with the Loan or any Property;

(iii)             intentional removal or destruction of any material portion of any Property or disposal of any material portion of any Property in violation of the Loan Documents (unless (A) such portion shall be replaced by property of the same utility and of the same or greater value or (B) such removal or disposal is in the ordinary course of the applicable Borrower’s business or is otherwise approved in writing by Lender);

(iv)             any intentional, material physical waste of any of the Properties;

(v)               the forfeiture by any Borrower or any Operating Lessee of any Property, or any portion thereof, because of the conduct of criminal activity by any Borrower, any Operating Lessee or any Guarantor or any of their respective agents or representatives in connection therewith;

98

(vi)             the intentional misappropriation or conversion by or on behalf of any Borrower or any Operating Lessee of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits (if any) or failure to deliver security deposits (if any) to Lender in accordance with the provisions of the Loan Documents, advance deposits or any other deposits and Lease termination payments) or (D) any other funds due under the Loan Documents, including, in connection with any intentional misappropriation or conversion by or on behalf of any Borrower or any Operating Lessee pursuant to any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement;

(vii)           failure to pay charges for labor or materials or other charges that can create Liens on any portion of any Property (subject to Borrowers’ right to contest such Liens in accordance with the provisions of Section 4.3 hereof);

(viii)         the failure to pay Taxes or transfer taxes; unless (A) funds to pay such Taxes were, at the time in question, available in the Tax Account and Lender failed to pay (or make such Tax Funds available to pay) such Taxes or (B) Rents received during the tax period in question are insufficient to pay all of Borrowers’ current and/or past due liabilities (including such Taxes) with respect to the Properties;

(ix)             failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof; unless (A) funds to pay such Insurance Premiums were, at the time in question, available in the Insurance Account and Lender failed to pay (or make such Insurance Funds available to pay) such Insurance Premiums or (B) Rents received during the period in question are insufficient to pay all of Borrowers’ current and/or past due liabilities (including such Insurance Premiums) with respect to the Property;

(x)               a termination of any Franchise Agreement as a result of or arising out of any Borrower’s or any Operating Lessee’s default thereunder;

(xi)             Borrowers’ and Operating Lessees’ indemnification of Lender set forth in Section 9.2 hereof;

(xii)           a material breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) that does not result in the substantive consolidation of the assets and liabilities of Borrowers and/or Operating Lessees with any other Person as a result of such breach; and/or

(xiii)         any intentional act or omission of any Borrower, Operating Lessee or Guarantor made frivolously or in bad faith which hinders, delays or interferes in any material respect with Lender’s enforcement of its rights under any Loan Document or the realization of the collateral, including any assertion of defenses or counterclaims by any Borrower, Operating Lessee or Guarantor made frivolously or in bad faith.

99

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrowers and Operating Lessees in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Section 4.4 hereof that results in the substantive consolidation of the assets and liabilities of Borrowers and/or Operating Lessees with any other Person as a result of such breach; (ii) any Borrower or any Operating Lessee fails to obtain Lender’s prior consent (to the extent such consent is required under the Loan Documents) to any subordinate financing secured by any Property or other voluntary Lien encumbering any Property, which is not otherwise permitted under the Loan Documents; (iii) any Borrower or any Operating Lessee fails to obtain Lender’s prior consent (to the extent such consent is required under the Loan Documents) to any Transfer of any Property or any interest therein or any Transfer of any direct or indirect interest in any Borrower or any Operating Lessee, in either case as required by the Mortgages or this Agreement other than a Permitted Transfer; (iv) any Borrower or any Operating Lessee files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) any Borrower or any Operating Lessee is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by such Borrower, such Operating Lessee or such Guarantor and is discharged, stayed or dismissed within sixty (60) days following the occurrence of such consolidation; (vi) the filing of an involuntary petition against any Borrower and/or any Operating Lessee under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which any Borrower and/or any Operating Lessee colludes with or otherwise assists such Person, and/or any Borrower and/or any Operating Lessee solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower and/or any Operating Lessee by any Person; (vii) any Borrower and/or any Operating Lessee files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (viii) any Borrower, any Operating Lessee or any Affiliate, officer, director or representative which controls any Borrower and/or any Operating Lessee consents to, or acquiesces in, or joins in, an application for the appointment (in an insolvency proceeding) of a custodian, receiver, trustee or examiner for such Borrower or such Operating Lessee or any portion of the Property owned by such Borrower or leased by such Operating Lessee; or (ix) any Borrower or any Operating Lessee makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 10.2        Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers and Operating Lessees, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

100

Section 10.3        Lender’s Discretion; Rating Agency Review Waiver.

(a)                Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)               Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4        Governing Law.

(a)                THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS AND OPERATING LESSEES IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTIES LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER AND EACH OPERATING LESSEE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

101

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR OPERATING LESSEE ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER AND OPERATING LESSEE WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER AND OPERATING LESSEE HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER AND OPERATING LESSEE AGREES THAT SERVICE OF PROCESS UPON SUCH BORROWER AND SUCH OPERATING LESSEE AT 405 PARK AVENUE, NEW YORK, NEW YORK 10022, AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER AND SUCH OPERATING LESSEE IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER AND SUCH OPERATING LESSEE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER AND EACH OPERATING LESSEE (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR SUCH BORROWER AND SUCH OPERATING LESSEE SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF ANY BORROWER OR ANY OPERATING LESSEE CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER OR ANY OPERATING LESSEE IN ANY OTHER JURISDICTION.

Section 10.5        Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower or any Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, any Borrower or any Operating Lessee shall entitle any Borrower or any Operating Lessee to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

102

Section 10.6        Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Robert W. Pettinato, Jr.
Facsimile No. (212) 797-4489

and to:	German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Attention: General Counsel
Facsimile No. (646)736-5721

with a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Jeannie Bionda, Esq.
Facsimile No. (212) 836-6534

with a copy to:	Wells Fargo Bank, NA
Duke Energy Center
550 S. Tryon Street, 12th Floor
Charlotte, NC 28202MAC D1086-120
Attention: W. Alexander Groot, Director
Facsimile No. (704) 715-0374

103

If to Borrowers and/or Operating Lessees:

405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Jonathan Mehlman
Facsimile No. (646) 861-7743

with a copy to:	405 Park Avenue, 15th Floor
New York, New York 10022
Attention: General Counsel
Facsimile No. (646) 861-7743

and to:	Arnold & Porter LLP
399 Park Avenue
New York, New York 10022-4690
Attention: John Busillo, Esq.
Facsimile No. (212) 715-1399

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrowers and Operating Lessees shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7        Waiver of Trial by Jury. EACH BORROWER, OPERATING LESSEE AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER, EACH OPERATING LESSEE AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8        Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

104

Section 10.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11    Waiver of Notice. Neither Borrowers nor Operating Lessees shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and/or Operating Lessees and except with respect to matters for which Borrowers and/or Operating Lessees are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower and each Operating Lessee hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to such Borrower or such Operating Lessee.

Section 10.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrowers’ and Operating Lessees’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower or any Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by one or more Borrowers or Operating Lessees in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers and Operating Lessees.

Section 10.14    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)                Borrowers, Operating Lessees and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrowers, Operating Lessees and Lender or to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

105

(a)                The Loan Documents are solely for the benefit of Lender, Borrowers and Operating Lessees (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender, Borrowers and Operating Lessees any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15    Publicity. All news releases, publicity or advertising by any Borrower, any Operating Lessee or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrowers’ or Operating Lessees’ approval and Borrowers and Operating Lessees authorize Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrowers and Operating Lessees, for themselves and their successors and assigns, waive all rights to a marshalling of the assets of any Borrower or any Operating Lessee, any Borrower’s or any Operating Lessee’s members or partners, as applicable, and others with interests in any Borrower or any Operating Lessee, and of any Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of any Property in preference to every other claimant whatsoever.

Section 10.17    Certain Waivers. Borrowers and Operating Lessees hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which any Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each Borrower and each Operating Lessee hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower and each Operating Lessee acknowledges that, with respect to the Loan, such Borrower and such Operating Lessee shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in any Borrower, any Operating Lessee, and each Borrower and each Operating Lessee hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrowers and Operating Lessees acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of any Borrower, any Operating Lessee or its Affiliates.

106

Section 10.19    Brokers and Financial Advisors. Each Borrower, each Operating Lessee and Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Accordingly, it is hereby agreed that all costs, finders’ fees, commissions, concessions remuneration or similar broker’s or finder’s fees or compensation relating to the financing (“Broker Compensation”) are the sole and absolute responsibility of Borrower and Operating Lessees, except if such Broker Compensation is alleged to be owed solely due to engagement by or through Lender. Each Borrower and each Operating Lessee shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim for Broker Compensation, except if such Broker Compensation is alleged to be owed solely due to engagement by or through Lender. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21    Servicer.

(a)                At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers and Operating Lessees shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrowers shall not be responsible for payment of the monthly or annual master servicing fee due to the Servicer under the Servicing Agreement.

(b)               Other than as set provided in Section 10.21(a) above, Borrowers and Operating Lessees shall pay all of the customary fees and expenses of the Servicer and any reasonable and customary third-party fees and expenses in connection with the Loan, including any prepayments, releases of any Property, approvals under the Loan Documents, requested by Borrowers and Operating Lessees, other requests under the Loan, defeasance, assumption of Borrowers’ obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, reasonable attorneys fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.

107

Section 10.22    Joint and Several Liability. Each Borrower and each Operating Lessee shall be jointly and severally liable for payment of the Debt and performance of all other obligations of Borrowers and Operating Lessees (or any of them) under this Agreement or any other Loan Document.

Section 10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgages and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24    Taxes. Any and all payments by Borrowers and Operating Lessees hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If any Borrower or any Operating Lessee shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers and Operating Lessees shall make such deductions and (iii) Borrowers and Operating Lessees shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within thirty (30) days after the date Lender makes written demand therefor, and provided no Event of Default is continuing, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee.

Section 10.25    Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrowers, Operating Lessees or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, no Borrower or Operating Lessee may assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

108

Section 10.26    Cross Default; Cross Collateralization. Each Borrower acknowledges that Lender has made the Loan to Borrowers upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.

Section 10.27    Contribution among Borrowers. Notwithstanding that Borrowers are jointly and severally liable to Lender for payment of the Loan, as among Borrowers, each shall be liable only for such Borrower’s Allocated Loan Amount and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Agreement. This Allocated Loan Amount for each Borrower shall equal the Allocated Loan Amount for the Property owned by such Borrower.

Section 10.28    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.29    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to any Borrower or any Operating Lessee, any such notice being expressly waived by each Borrower and each Operating Lessee to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[No Further Text On This Page]

109

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION

By: /s/ Thomas R Traynor

Name: Thomas R Traynor
Title: Director

By: /s/ James Millon

Name: James Millon
Title: Vice President

[signatures continue on following page]

BORROWERS:

ARC HOSPITALITY BALTIMORE, LLC

By:    American Realty Capital Hospitality

Operating Partnership, L.P., its sole member

By:      American Realty Capital Hospitality

  Trust, Inc., its general partner

By:  /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

ARC HOSPITALITY PROVIDENCE, LLC

By:    American Realty Capital Hospitality

Operating Partnership, L.P., its sole member

By:      American Realty Capital Hospitality

  Trust, Inc., its general partner

By:  /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

OPERATING LESSEES:

ARC HOSPITALITY TRS BALTIMORE, LLC

By:   ARC Hospitality TRS Holding, LLC, its sole member

By:      American Realty Capital Hospitality

  Operating Partnership, L.P., its sole member

By:      American Realty Capital Hospitality Trust, Inc.,

  its general partner

By:  /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

ARC HOSPITALITY TRS PROVIDENCE, LLC

By:   ARC Hospitality TRS Holding, LLC, its sole member

By:      American Realty Capital Hospitality

  Operating Partnership, L.P., its sole member

By:      American Realty Capital Hospitality Trust, Inc.,

   its general partner

By:  /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

SCHEDULE I

FINANCIAL STATEMENTS

Consolidated Balance Sheets for AR Capital, LLC, and Subsidiaries as of February 28, 2014, as affected by that certain Promissory Note dated as of the date hereof in the original principal amount of $1,775,000 made by ARC OP, payable to the order of Sub-Manager.

Sch. I-1

SCHEDULE II-A

PROPERTY IMPROVEMENT PLAN - MD PROPERTY

Scope of Work

All items must be completed within the time frames required for completion under the terms of the applicable Franchise Agreement (subject to extension by Franchisor).

A.	ADA Certification Requirement

The attached ADA Certification (see Attachment Two) must be completed and submitted to Franchisor by the PIP Completion Date.

B.	Property Internet Standards (Details available on Marriott Global Source (MGS)).

1.	Provide wireless internet access (Wi-Fi) in all guestrooms.
2.	Meet or exceed minimum bandwidth requirements based on hotel type and size.
3.	Contract with certified property internet provider.
4.	Implement the Global Property Network Standards (GPNS) technical solution.

C.	Site Entrance/Porte Cochere

Power-wash underside of canopy at main building entrance.

D.	Reception/Lounge

1.	Replace non-standard walk-off mat.
2.	Touch up existing decorative stained woodwork.
3.	Remove existing trash receptacles from lobby.
4.	Replace painted wood cap on knee wall next to welcome pedestal with stone or other hard, durable material.

E.	S-Bar, Cafe Dining, Communal Table & Media Pods

Remove wall outlets from previous TV location above media pods and repair surface.

F.	Back of House/Kitchen

Provide solid flat, finished shelving in linen storage rooms.

G.	Terrace

Replace strap furniture that was not replaced during recent renovation.

Sch. II-A-1

H.	Meeting Room/Board Room

Repair base of millwork cabinets around refrigerator at service counter.

I.	Public Restrooms

1.	Repaint entry door trim and frames.
2.	Replace damaged or corroded bathroom accessories (i.e. soap dispenser, toilet paper holder, etc.)
3.	Replace any damaged or stained acoustical ceiling tiles and grid.
4.	Replace light fixtures in restrooms near swimming pool.

J.	Guest Laundry

1.	Install artwork.
2.	Install a 4' millwork counter and clothes hanging rod.

K.	Indoor Pool

1.	Provide new towel cabinet.

2.	Provide new storage cabinet for pool supplies (i.e. first aid kit, water testing kit, etc.).

L.	Guestrooms

1.	Provide new washable decorative pillow.
2.	Touch-up Case Goods to "like new" condition.

M.	Engineering/Fire Protection/Life Safety

This project has been surveyed with the understanding that the work performed in this building meets the definition for a “renovation” (defined as refinishing, replacement, bracing, strengthening, or upgrading of existing materials, elements, equipment, or fixtures without involving the reconfiguration of spaces). If any other work in the building is performed, such as reconfiguration, change of use, additions, etc., Marriott Fire Protection must be contacted for a reassessment of the fire and life safety requirements.

The following items must be completed to meet Franchisor’s Standards and NFPA standards in the noted timeframe. The fire protection and life safety systems must be inspected and tested by Marriott Fire Protection once completed:

1.	Chain (or cable) and padlock all sprinkler system control valves located in public spaces (stairwells or egress corridors).

2.	Install placards on all sprinkler system valves that indicate the valve type, function, and area served. This shall include the valves in the fire pump room, and if the valves are in cabinets or behind access panels, these covers shall also have a placard installed to identify the valves location.

Sch. II-A-2

3.	Replace the corroded sprinkler heads in the fitness room, pool entryway and in the fitness room with corrosion resistant quick response sprinkler heads.

4.	Install an exit sign perpendicular to the wall at the door leading from the 4th floor exterior pool deck to the # 1 stair enclosure, so that an exit sign can be seen from the exterior pool deck sitting area.

5.	Provide 44” of clear egress path in the back of house exit corridors behind the A and B meeting rooms, as well as in the corridor from the service elevator by the linen chute terminus to the hotel laundry. It may be helpful to demarcate the 44” path with black and yellow safety tape on the floor.

6.	Install strobe light warning devices in the 419 and 425 meeting rooms as these are utilized as assembly space.

7.	Provide documentation that the emergency generator has been re-certified.

8.	Provide a test and balance report certifying that stairwell pressurization system meets the requirements of NFPA 101 - The Life Safety Code. NFPA 101 requires 15 lbs. to release the door hatch, 30 lbs. to set the door in motion and 15 lbs. to open the door to required width. The stair pressurization system must have a pressure difference across the barrier of not less than .05 in. water column.

Sch. II-A-3

SCHEDULE II-B

PROPERTY IMPROVEMENT PLAN - RI PROPERTY

Scope of Work

All items must be completed within the time frames required for completion under the terms of the applicable Franchise Agreement.

A.	ADA Certification Requirement

The attached ADA Certification (see Attachment Two) must be completed and submitted to Franchisor by the PIP Completion Date.

B.	Property Internet Standards (Details available on Marriott Global Source (MGS)).

1.	Provide wireless internet access (Wi-Fi) in all guestrooms.
2.	Meet or exceed minimum bandwidth requirements based on hotel type and size.
3.	Contract with certified property internet provider.
4.	Implement the Global Property Network Standards (GPNS) technical solution.

C.	Décor Package Implementation

Must implement the current Cynergy guestroom and corridor decor packages at the time of renovation or submit a custom décor package for Franchisor review and approval prior to installation.

D.	Site Entrance/Porte Cochere

Replace decorative hardwired lighting at porte cochere.

E.	Hardscape and Parking Areas

1.	Power-wash all walkways.
2.	Re-stripe parking areas.

F.	Business Center and Local Library

Provide wire management.

G.	Administrative Offices

1.	Replace carpet, padding and carpet base.
2.	Replace wall vinyl.
3.	Install full-height, 1-1/2" wide corner guards to match the color tone of adjacent walls.

H.	Employee Dining

1.	Replace flooring.

Sch. II-B-1

2.	Paint walls.
3.	Remove colored blinds and install roller shades.
4.	Paint employee restroom walls.

I.	Meeting Room/Board Room

NOTE: only one meeting room has been renovated. All other meeting rooms require the following renovations:

1.	Replace carpet, padding and carpet base.
2.	Replace meeting room chairs.
3.	Install new linen-less tables.
4.	Replace wall vinyl.
5.	Install full-height, 1-1/2" wide corner guards to match the color tone of adjacent walls.
6.	Replace entry doors and paint trim.
7.	Replace window treatments.
8.	Remove existing millwork cornice at windows and do not replace.
9.	Install film on glass egress doors to control light if necessary. Do not cover with drapery.
10.	Repaint window trim and frames.
11.	Replace artwork.
12.	Replace interior graphics and signage.
13.	Paint ceiling.
14.	Replace any damaged or stained acoustical ceiling tiles and grid.

J.	Exercise Room

1.	Replace flooring and base with current specification.
2.	Install wall-mounted, minimum 32" LED HDTV.
3.	Replace wall vinyl including accent wall vinyl.
4.	Install full-height, 1-1/2" wide corner guards to match the color tone of adjacent walls.
5.	Replace existing mirrored wall with decorative mirror.
6.	Install acrylic wall art.
7.	Provide accessories: wall-mounted LED clock with temperature sensor, water cooler with cup dispenser, and optional scale.
8.	Repaint door trim and frames.
9.	Repaint window frames.
10.	Install new roller shades at windows.
11.	Replace or install interior graphics and signage.

K.	Elevator

Replace or refinish elevator cab interior to include plastic laminate cab walls and new metal handrails.

L.	Guest Laundry

1.	Paint walls.
2.	Paint door frames and trim.
3.	Install artwork.
4.	Replace window treatments.
5.	Install a clothes hanging rod.

Sch. II-B-2

6.	Replace or install interior graphics and signage.
7.	Paint ceiling.

M.	Indoor Pool

1.	Replace pool chairs and tables.
2.	Repaint walls.
3.	Repaint window frames
4.	Install new safety graphics which must be displayed at all times.
5.	Paint ceiling.

N.	Corridors/Stairwells

1.	Replace carpet, padding and carpet base.
2.	Replace carpet and stair nosing in stairwells.
3.	Install 1-3/4" rubber threshold at guestroom entry doors.
4.	Replace wall vinyl.
5.	Install or replace corner guards with new full-height, 1-1/2" wide corner guards to match the color tone of adjacent walls.
6.	Paint door trim and frames.
7.	Replace window treatments.
8.	Replace interior graphics and signage.
9.	Replace artwork.
10.	Remove decorative mirrors and do not replace.
11.	Replace console table at elevator lobby. Install artwork over console.
12.	Replace any damaged or stained acoustical ceiling tiles and grid.

O.	Guestrooms

1.	Replace carpet, padding and carpet base.
2.	Replace thresholds at connector and entry doors with full width and length "T" strip at connector door and 1-3/4" W "T" strip at entry doors.
3.	Replace wall vinyl (to include accent wall vinyl).
4.	Replace corner guards with new full-height, 3/4" wide corner guards to match wall vinyl.
5.	Repaint existing wood cornice at windows.
6.	Replace smoke and sound seals at entry door to avoid gaps and to assure tight seal if needed.
7.	Replace window treatments with sheers and blackout.
8.	Replace artwork.
9.	Install full length dressing mirror (if not included on closet door).
10.	Replace interior graphics and signage.
11.	Paint ceiling.
12.	Replace lamp shades only (except desk and floor).
13.	Replace bed box or bed frame and/or mattress to achieve a total height of 27"- 29".
14.	Replace bed skirt where bed frame exists.
15.	Remove bed skirt and install box spring cover where bed base exists.
16.	Provide new washable decorative pillow.
17.	Replace upholstered seating.
18.	Replace existing sofa with loungearound sofa.
19.	Replace existing lounge chair with loungearound chair.
20.	Replace existing task chair with standard task chair.

Sch. II-B-3

21.	Touch-up Case Goods to "like new" condition.
22.	Install approved refrigerator in 100% of standard rooms (must be inside dresser or other furniture piece).

P.	Guestroom Bath

1.	Replace wall vinyl.
2.	Install accent wall vinyl at vanity wall and in bath compartment.
3.	Install or replace corner guards with new full-height, 3/4" wide corner guards to match wall vinyl.
4.	Repaint door trim and frames.
5.	Provide make-up mirror.
6.	Replace artwork.
7.	Paint ceiling.
8.	Replace or install two-part shower curtain and rings.
9.	Replace toilet seat with closed front seat.

Q.	Engineering/Fire Protection/Life Safety

This project has been surveyed with the understanding that the work performed in this building meets the definition for a “renovation” (defined as refinishing, replacement, bracing, strengthening, or upgrading of existing materials, elements, equipment, or fixtures without involving the reconfiguration of spaces). If any other work in the building is performed, such as reconfiguration, change of use, additions, etc., Marriott Fire Protection must be contacted for a reassessment of the fire and life safety requirements.

The following items must be completed to meet Franchisor’s Standards and NFPA standards in the noted timeframe. The fire protection and life safety systems must be inspected and tested by Marriott Fire Protection once completed:

Life Safety:

1.	Remove all storage from the main electrical, fire pump, and boiler rooms and provide 36 inches of clearance around all electric and mechanical panels throughout the hotel.
2.	Remove the storage (rugs) from the east stairwell on the first floor.
3.	Install an exit sign on the inside of the rear gate that leads from the patio off the pool to the parking area.
4.	Install a hard-wired (connected to the buildings electrical system) with a battery back-up carbon monoxide detector in the main laundry room.
5.	Change the sign in the meeting room that has only one exit door to state that the maximum occupancy of the room is forty-nine people.
6.	Remove the gasoline and the gasoline fed equipment in the fire sprinkler and pump room.

Sprinkler:

7.	Clean the sprinkler heads in the laundry room, they are covered in dirt and dust.

Fire Alarm:

8.	Modify the existing fire alarm system throughout the hotel to include the following:

Sch. II-B-4

a.	Provide signal circuit and auxiliary function disconnect capability by disconnect switch or keypad to facilitate testing without disruption. Disconnect switches must be able to disable notification, audible appliances, visual strobes, and auxiliary function points for testing purposes.
b.	Install a horn or strobe device in the guest laundry room.
c.	Install new single station photoelectric smoke detectors with a battery back-up in all guest rooms.
d.	Install in the accessible guest rooms single station photoelectric smoke detectors that contain a strobe or activate a strobe.
e.	Interconnect the system smoke detectors within multiple-room suites so that when one smoke detector is in alarm it activates the other smoke detectors within the same guest room suite.
f.	If the existing fire alarm system is replaced, ensure that it meets the current editions of Marriott’s Module 14 and NFPA 72.

Life Safety:

9.	Verify all emergency lighting in the hotel. An emergency generator is present, but the hotel staff is not aware which areas of the hotel are protected by emergency lighting. Emergency lighting is needed in the follow areas and must be verified that it does exist:

a.	On the outside of the hotel at the exit door discharges
b.	Stairwells
c.	Public restroom
d.	Kitchen
e.	Lobby and breakfast seating area
f.	Fire pump and sprinkler room
g.	Main and guest laundry rooms
h.	Back of house and office area
i.	Employee bathrooms and break room
j.	Fitness Center
k.	Engineering and Maintenance Office
l.	Parking Structure
m.	Pool area
n.	Meeting rooms
o.	All guest room corridors

Sch. II-B-5

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Section 3.1.7(c): The real property taxes and personal property taxes assessed against the RI Property are not taxed separately from real property taxes and personal property taxes assessed against the Garage Property.

Section 3.1.7(d): There is a proposal to convert an access road in front of the RI Property from a one-way street to a two-way street.

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Each Borrower and each Operating Lessee hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)                Each Borrower and each Operating Lessee (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(b)               Borrowers and Operating Lessees have not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrowers and Operating Lessees will conduct and operate their business as presently conducted and operated.

(c)                Borrowers and Operating Lessees have not and will not enter into any contract or agreement with any Affiliate of Borrowers or Operating Lessees (other than the Operating Lease), except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)               Borrowers and Operating Lessees have not incurred and will not incur any Indebtedness other than Permitted Indebtedness.

(e)                Borrowers and Operating Lessees have not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)                Borrowers and Operating Lessees have been, are, and intend to remain solvent and Borrowers and Operating Lessees have paid and intend to pay their debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrowers or Operating Lessees to make any additional capital contributions to Borrowers or Operating Lessees.

(g)               Borrowers and Operating Lessees have done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve their existence, and Borrowers and Operating Lessees have not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

Sch. V-1

(h)               Except as otherwise provided in the Loan Documents and except to the extent that Borrowers and Operating Lessees are (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and are not required to file tax returns under applicable law, (1) Borrowers and Operating Lessees have maintained and will maintain all of their books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) each Borrower’s and each Operating Lessee’s assets will not be listed as assets on the financial statement of any other Person; it being understood that each Borrower’s and each Operating Lessee’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower, such Operating Lessee and such Affiliates and to indicate that such Borrower’s and such Operating Lessee’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on each Borrower’s and each Operating Lessee’s own separate balance sheet; and (3) each Borrower and each Operating Lessee will file its own tax returns (to the extent such Borrower and/or such Operating Lessee is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Each Borrower and each Operating Lessee has maintained and shall maintain its books and records in the ordinary course of its business and so long as any Obligation is outstanding, shall maintain its books and records in the ordinary course of its business and as otherwise required pursuant to the terms of this Agreement.

(i)                 Borrowers and Operating Lessees have been, will be, and at all times have held and will hold themselves out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of any Borrower, any Operating Lessee or any constituent party of any Borrower or any Operating Lessee (recognizing that a Borrower or an Operating Lessee may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)                 Borrowers and Operating Lessees have maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of a Borrower or an Operating Lessee to make any additional capital contributions to a Borrower or an Operating Lessee.

(k)               Neither Borrowers, Operating Lessees nor any constituent party of Borrowers or Operating Lessees have sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of any Borrower or any Operating Lessee.

Sch. V-2

(l)                 Borrowers and Operating Lessees have not and will not commingle the funds and other assets of Borrowers and Operating Lessees with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)             Borrowers and Operating Lessees have and will maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify their individual assets from those of any Affiliate or constituent party or any other Person.

(n)               Borrowers and Operating Lessees have not and will not assume or guarantee or become obligated for the debts of any other Person and do not and will not hold themselves out to be responsible for or have their credit available to satisfy the debts or obligations of any other Person.

(o)               The organizational documents of Borrowers and Operating Lessees shall provide that the business and affairs of Borrowers and Operating Lessees shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s and Operating Lessee’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrowers and Operating Lessees shall provide that no Independent Director or Independent Manager (as applicable) of a Borrower or an Operating Lessee may be removed or replaced without Cause and unless such Borrower and/or such Operating Lessee provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)               The organizational documents of Borrowers and Operating Lessees shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)               The organizational documents of Borrowers and Operating Lessees shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrowers and Operating Lessees shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of the board of directors (or the Committee as applicable) of Borrower and/or Operating Lessee unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Borrowers and Operating Lessees shall provide that Borrowers and Operating Lessees will not and each Borrower and Operating Lessee agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of a Borrower or an Operating Lessee or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) intentionally omitted, or (vii) take any action in furtherance of the foregoing. Borrowers and Operating Lessees shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrowers and Operating Lessees shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrowers and Operating Lessees, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrowers and Operating Lessees (including duties to the members of Borrowers and Operating Lessees solely to the extent of their respective economic interest in Borrowers and Operating Lessees and to each Borrower’s and each Operating Lessee’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrowers and Operating Lessees, (ii) other Affiliates of Borrowers and Operating Lessees, or (iii) any group of Affiliates of which Borrowers and/or Operating Lessees are a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Sch. V-3

(r)                 The organizational documents of Borrowers and Operating Lessees shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrowers and/or Operating Lessees (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrowers and/or Operating Lessees and the admission of the transferee, if permitted pursuant to the organizational documents of Borrowers and Operating Lessees and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of a Borrower or an Operating Lessee, if permitted pursuant to the organizational documents of such Borrower or such Operating Lessee and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of a Borrower and/or an Operating Lessee shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such Borrower and/or Operating Lessee, automatically be admitted as members of such Borrower and/or such Operating Lessee (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of such Borrower and/or such Operating Lessee without dissolution. The organizational documents of Borrowers and Operating Lessees shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to a Borrower or an Operating Lessee as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

Sch. V-4

(s)                The organizational documents of Borrowers and Operating Lessees shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to a Borrower or an Operating Lessee.

(t)                 The organizational documents of Borrowers and Operating Lessees shall provide that, as long as any portion of the Obligations remains outstanding: (i) each Borrower and each Operating Lessee shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of a Borrower or an Operating Lessee or the occurrence of any other event which terminates the continued membership of the last remaining member of a Borrower or an Operating Lessee in a Borrower or in an Operating Lessee unless the business of such Borrower or such Operating Lessee is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of a Borrower or an Operating Lessee to cease to be a member of such Borrower or such Operating Lessee or that causes Sole Member to cease to be a member of a Borrower or an Operating Lessee (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in a Borrower or an Operating Lessee and the admission of the transferee, if permitted pursuant to the organizational documents of such Borrower or such Operating Lessee and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of a Borrower or an Operating Lessee, if permitted pursuant to the organizational documents of such Borrower or such Operating Lessee and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in a Borrower or in an Operating Lessee, agree in writing (I) to continue the existence of such Borrower or such Operating Lessee, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower or such Operating Lessee, effective as of the occurrence of the event that terminated the continued membership of such member in such Borrower or such Operating Lessee; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of a Borrower or an Operating Lessee and upon the occurrence of such an event, the business of such Borrower or such Operating Lessee shall continue without dissolution; (iv) in the event of the dissolution of a Borrower or an Operating Lessee, such Borrower or such Operating Lessee shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of such Borrower or such Operating Lessee in an orderly manner), and the assets of such Borrower or such Operating Lessee shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause a Borrower or an Operating Lessee or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of a Borrower or an Operating Lessee, to compel any sale of all or any portion of the assets of a Borrower or an Operating Lessee pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of a Borrower or an Operating Lessee.

Sch. V-5

(u)               Each Borrower and each Operating Lessee shall conduct its business so that the factual assumptions made with respect to such Borrower and such Operating Lessee in the Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, each Borrower and each Operating Lessee hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and factual assumptions (whether regarding a Borrower, an Operating Lessee or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrowers and Operating Lessees.

(v)               Each Borrower and each Operating Lessee has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any), consultants and agents from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of a Borrower or an Operating Lessee to make any additional capital contributions to such Borrower or such Operating Lessee.

(w)             Borrowers and Operating Lessees have allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(x)               Except in connection with the Loan, Borrowers and Operating Lessees have not pledged and will not pledge their assets for the benefit of any other Person.

(y)               Borrowers and Operating Lessees have and will have no obligation to indemnify their officers, directors, members or Special Members, as the case may be, in each case, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(z)                Borrowers and Operating Lessees have not, do not, and will not have any of their obligations guaranteed by any Affiliate (other than from the Guarantors with respect to the Loan).

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s or Operating Lessee’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

Sch. V-6

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in a Borrower’s or an Operating Lessee’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of a Borrower or an Operating Lessee ceasing to be a member of such Borrower or such Operating Lessee) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of a Borrower, an Operating Lessee, any Affiliate of a Borrower or an Operating Lessee or any direct or indirect parent of a Borrower or an Operating Lessee;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with a Borrower, an Operating Lessee or any Affiliate of a Borrower or an Operating Lessee;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with a Borrower or Operating Lessee shall be qualified to serve as an Independent Director or Independent Manager of a Borrower or an Operating Lessee, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of a Borrower or an Operating Lessee in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.

Sch. V-7

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower or an Operating Lessee if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of a Borrower or an Operating Lessee and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-8

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

None.

Sch. VI-1

SCHEDULE VII

LOCATION OF PROPERTIES AND ALLOCATED LOAN AMOUNTS

PROPERTY	ALLOCATED LOAN AMOUNT
The Courtyard by Marriott, 1000 Aliceanna Street, Baltimore, Maryland (the “MD Property”)	$24,980,392.16
The Courtyard by Marriott, 32 Exchange Terrace, Providence, Rhode Island (the “RI Property”)	$20,519,607.84

Sch. VII-1

SCHEDULE VIII

1. Amended and Restated Reciprocal Easement Agreement dated as of February 28, 2000, between MD Borrower (as successor-in-interest to Harbor East Parcel C - Hotel, LLC), Harbor East Parcel C - Commercial, LLC and Trigen-Inner Harbor East, LLC, recorded in Liber FMC 147 Folio 273 (the “Baltimore REA”).

2. Reciprocal Easement Agreement dated as of August 3, 2000 between Borrower (as successor-in-interest to FFC/Providence Hotel Partnership, L.P.) and Union Station Plaza, L.P., recorded in Book 4431 at Page 1 in the land evidence records of the City of Providence (the “Providence REA”).

Sch. VIII-2

SCHEDULE IX

DESCRIPTION OF FRANCHISE AGREEMENTS

1. Courtyard By Marriott Hotel Relicensing Franchise Agreement dated as of the date hereof, between Marriott International, Inc. (“Marriott”) and MD Operating Lessee.

2. Courtyard By Marriott Hotel Relicensing Franchise Agreement dated as of the date hereof, between Marriott and RI Operating Lessee.

Sch. IX-1

EXHIBIT A

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of each Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which each Property is or may be subject.

(C)	Management of each Property.

(D)	Occupancy rate expressed as a percentage for each of the last five years.

(E)	Principal business, occupations and professions carried on in, or from each Property.

(F)	Number of Tenants occupying 10% or more of the total rentable square footage of each Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)	The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)	Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The total area in square feet covered by such leases.

(3)	The annual rental represented by such leases.

(4)	The percentage of gross annual rental represented by such leases.

Ex. A-1